UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Radian Group Inc.

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Notice of 2020 Annual Meeting of Stockholders and Proxy Statement DATE: Wednesday, May 13, 2020 TIME: 9:00 a.m. Eastern Daylight Time PLACE: Live via the Internet. Please visit: www.meetingcenter.io/235089104

CORPORATE RESPONSIBILITY “At Radian, our culture is built around a set of core organizational values that we live by, and that define who we are as an enterprise. We are committed to these values and to supporting ESG initiatives that are integrated into our strategy and culture.” Rick Thornberry, CEO Deliver the Brand Promise We are a customer-centric enterprise striving to be the market leading brand as defined by our customers. Innovate for the Future We embrade innovative technologies to strategically differentiate the delivery of our products and services. Create Shareholder Value We build long-term shareholder value through sustainable growth and profitability. Our People are the Difference We recognize that our people make the difference in our franchise. Do What’s Right We will always do the right thing, without compromise. Partner to Win We recognize that we cannot reach our goals alone, so we will develop intelligent strategic alliances with best in class partners. Visit www.radian.biz/corporateresponsibility to view Radian’s Environmental, Social and Governance (ESG) tear sheets containing disclosure of relevant metrics to Radian’s businesses, as well as those included in the Sustainability Accounting Standards Board (SASB) standards for the Insurance sector and the United Nations Sustainable Development Goals (UN SDGs). Radian’s ESG program is focused on supporting the company’s commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability and other public policy matters relevant to the company and its operations. This program aligns with our company-wide commitments to continue to be responsible corporate citizens with a positive impact in the community and with the people we serve. Our corporate responsibility initiatives and commitments help Radian deliver the brand promise, innovate for the future, create shareholder value, prioritize people, do what’s right and partner to win.    You may reach Radian’s Corporate Responsibility team by email at CorporateResponsibility@radian.biz.

Radian Group Inc. 1500 Market Street Philadelphia, Pennsylvania 19102 800.523.1988 215.231.1000

April 13, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Radian Group Inc., which will be held via live webcast at 9:00 a.m. Eastern Daylight Time on May 13, 2020. The accompanying Notice of 2020 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting.

Regardless of whether you plan to attend the virtual annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the virtual meeting, you may revoke your proxy, if you wish, and vote your shares electronically. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

DATE:

Wednesday, May 13, 2020

TIME:

9:00 a.m. Eastern Daylight Time

PLACE:

Live via the Internet

Please visit: www.meetingcenter.io/235089104

RECORD DATE:

Stockholders of record as of the close of business on March 16, 2020 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:

1	Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

2	Conduct an advisory vote to approve the compensation of our named executive officers;

3	Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2020; and

4	In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s virtual annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. For instructions about voting, please see “How Shares May Be Voted” on page 1 of the proxy statement.

Radian continues to monitor public health and safety concerns related to coronavirus (COVID-19) and the various measures being implemented to reduce its impact, including recommendations and protocols issued by public health authorities and federal, state, and local governments. In light of these concerns, we have determined that it is in the best interest of Radian and its stockholders to hold the annual meeting “virtually.” You will be able to attend and participate in the annual meeting online by visiting www.meetingcenter.io/235089104 at the meeting date and time described above and in the accompanying proxy statement. The password for the meeting is RDN2020. There is no physical location for the annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman

General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 13, 2020

2020 Proxy Statement i

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

www.radian.biz

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

The board of directors (the “Board”) of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of the Annual Meeting accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 15, 2020 to furnish information relating to the business to be transacted at the Annual Meeting.

Radian continues to monitor public health and safety concerns related to coronavirus (COVID-19) and the various measures being implemented to reduce its impact, including recommendations and protocols issued by public health authorities and federal, state, and local governments. In light of these concerns, we have determined that it is in the best interest of Radian and its stockholders to hold the annual meeting “virtually.” You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.meetingcenter.io/235089104 at the meeting date and time described below. The password for the meeting is RDN2020. There is no physical location for the annual meeting.

Information About Voting

Who Can Vote

Only stockholders of record on the close of business on March 16, 2020, the record date for the Annual Meeting, may vote at the Annual Meeting. On the record date, 194,857,244 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the Annual Meeting, you may submit a proxy to vote shares for which you are the stockholder of record, as follows:

•	By Mail: Complete, sign, date and return the enclosed proxy card by mail.

•	Online: Navigate to www.investorvote.com/RDN and follow the instructions on the screen. It will be necessary to have your proxy card available for reference when you access the web page.

•	By Telephone: Call toll free 1-800-652-VOTE (1-800-652-8683) within the United States and its territories or Canada, and follow the instructions. It will be necessary to have your proxy card available for reference when you call.

Otherwise, you may vote your shares at the Annual Meeting if you attend online. See “Instructions for Participation in the Virtual Annual Meeting” below.

You may revoke your proxy at any time before your shares are voted at the Annual Meeting, as follows:

•	Notify our Corporate Secretary in writing that you wish to revoke your proxy;

•	Submit another proxy with a later date by mail, internet or telephone, as described above; or

2020 Proxy Statement 1

Information About Voting

•	Attend the Annual Meeting online and give notice of revocation of your proxy (attendance at the Annual Meeting online, by itself, will not constitute revocation).

Your vote is important to Radian. We encourage you to submit your proxy, as described above, even if you plan to attend the Annual Meeting. You can always revoke your proxy before the meeting or vote online at the meeting, as described above.

Many of our stockholders who hold their shares in “street name” through a Nominee have the option to submit their proxies or voting instructions to their Nominee by telephone or the internet. These stockholders should review and follow the voting instructions provided by their Nominee, including any instructions relating to revoking voting instructions. If your shares are held in “street name” and you wish to vote at the Annual Meeting online, you must obtain a legal proxy from your Nominee.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either live at the virtual meeting or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend and vote during the Annual Meeting online or if you properly complete and return a proxy or follow the voting instructions provided by your Nominee, as applicable.

The following table summarizes the vote required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the Nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1
Election of directors	Majority of votes cast with respect to each nominee (3)	No effect (4)	Not voted/No effect	Voted “For” each nominee
Proposal 2
Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”
Proposal 3
Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2020	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker (5)	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present; however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2)

If you complete and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

(3)	See below for an explanation of this majority voting standard, which applies with respect to uncontested director elections.

(4)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

2 2020 Proxy Statement

Information About Voting

(5)	The Nominee is permitted to vote in its discretion with respect to Proposal 3 despite not having received instructions from the beneficial owner.

As described in the table above, in an uncontested election, meaning the number of director nominees is equal to or less than the number of directors to be elected at the meeting, our directors are elected by majority voting (Proposal 1). Under the majority voting standard, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the Board accepts the director’s resignation. If retirement eligible, the director also may choose to retire from the Board before the resignation is accepted by the Board and becomes effective. If a sitting director fails to receive a majority of the votes cast, our Board will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation or the director retires, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the greatest number of votes cast would be elected, would apply.

Instructions for Participation in the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the Annual Meeting online, and, subject to the eligibility requirements below, you will be able to participate by voting and submitting questions, by visiting www.meetingcenter.io/235089104. The password for the meeting is RDN2020.

To participate in the Annual Meeting, you must have been a stockholder of the Company as of the close of business on the record date, or you must hold a valid proxy for the Annual Meeting. If you are a stockholder of record, you will need to review the information included on your proxy card, including the 15-digit control number provided in the shaded bar.

If you hold your shares through an intermediary, such as a bank or broker, you must register to attend the Annual Meeting in advance.

To register, you must submit proof of your proxy power (legal proxy) reflecting your Radian holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on May 8, 2020. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be sent to the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

Radian Group Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

The online meeting will begin promptly at 9:00 a.m., Eastern Daylight Time, on May 13, 2020. We encourage you to access the meeting prior to the start time to leave ample time for check-in and to ensure that you can hear streaming audio. The virtual meeting will be accessible on desktop and laptop computers, as well as tablets and smartphones.

2020 Proxy Statement 3

Information About Voting

Where to Find Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.

4 2020 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which may not be less than nine or more than fourteen, is determined by our Board. Our Board has set the current number of directors at 11, and has approved a reduction in the size of the Board to 10 members effective upon the retirement of Mr. Carney at the Annual Meeting, as discussed below.

Upon election, each of our directors serves for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our Board currently consists of Herbert Wender, David C. Carney, Brad L. Conner, Howard B. Culang, Debra Hess, Lisa W. Hess, Lisa Mumford, Gaetano Muzio, Gregory V. Serio, Noel J. Spiegel and Richard G. Thornberry.

Upon completion of his current term at the Annual Meeting, Mr. Carney will be retiring from the Board, and therefore, will not be standing for reelection. Effective upon Mr. Carney’s retirement, the Board has approved a reduction in the size of the Board from 11 to 10 members. Upon the recommendation of the Governance Committee of our Board, the Board has nominated each of our current directors, other than Mr. Carney, for reelection. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the Board, the position may become vacant or the size of the Board may be reduced.

Board Composition

When evaluating director nominees for election at our Annual Meeting, our Governance Committee seeks to nominate a Board that will be most effective in overseeing the affairs of the Company, and in particular, in supporting the development and execution of the Company’s strategic plan. See “Item 1. Business—General—Business Strategy” on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report on Form 10-K”) for a discussion of the Company’s current strategic focus.

Our Governance Committee considers Board succession planning and Board refreshment a top priority and regularly engages on this topic as a committee and with the full Board, and often through facilitated discussions with outside board advisors. As part of these discussions, the Governance Committee frequently evaluates whether our Board possesses an appropriate diversity of experience, skills, perspective and tenure to complement the Board’s collective strengths and to help drive our results. The Governance Committee regularly reassesses its approach to ensure that its aims are consistent with the Company’s evolving needs and strategic focus.

As part of this process and following a comprehensive director search process conducted with assistance from Spencer Stuart, a leading third-party search firm, the Governance Committee nominated Brad L. Conner and Lisa Mumford to join the Board, and on February 13, 2020, the Board appointed Mr. Conner and Ms. Mumford to the Board. The appointment of Mr. Conner and Ms. Mumford further strengthens the qualifications, depth of contemporary industry experience, strategic insight and diversity of our Board and further aligns the Board’s skills with our strategic focus on residential mortgage risk and real estate services. The Board believes that the addition of these two new highly qualified directors, together with the addition of Debra Hess in March of 2019, reinforces the Company’s commitment to strong corporate governance and enhancing stockholder value.

2020 Proxy Statement 5

Proposal 1 – Election of Directors

Board Skills and Experience of Nominees

Mortgage & Real Estate Industry — 8/10 Directors

Financial — 8/10 Directors

CEO or other C-Suite — 7/10 Directors

Government and Regulatory — 4/10 Directors

Risk Management — 8/10 Directors

Information Technology — 5/10 Directors

Operations — 7/10 Directors

Business Development / M&A — 8/10 Directors

Board Tenure of Nominees

In addition to diversity of experience, skills and perspective, our Board believes diversity in tenure also is important in effectively overseeing our businesses. The performance of our mortgage insurance (“MI”) and our real estate and title services (“Services”) businesses can be impacted significantly by mortgage credit and housing market cycles. The Board believes that the institutional knowledge acquired through previous credit and market cycles in our industries is critical to effectively overseeing our risk management going forward. As a result, the Governance Committee seeks to nominate a Board that has a diversity of tenure. The following represents the Board tenure of the nominees for election, reflecting the balance between engaging new talent and maintaining institutional knowledge of our businesses and the markets in which they operate.

6 2020 Proxy Statement

Proposal 1 – Election of Directors

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the Board to conclude that he or she should be nominated for election or reelection.

Herbert Wender	Chairman of the Board

Mr. Wender, 82, has served as non-executive Chairman of our Board since May 2005 and previously served as either Lead Director or non-executive Chairman from August 1992 to May 2005. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal MI subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1983 and 2001, Mr. Wender also held various positions with LandAmerica Financial Group, Inc. (“LandAmerica”), a title insurance company and its predecessor Commonwealth Land Title Insurance Company (“Commonwealth”), including serving as a director, Vice Chairman and Chief Operating Officer of LandAmerica and as Chairman of the Board and Chief Executive Officer of Commonwealth. He has been a director of Radian since July 1992.

Skills and Qualifications

Mr. Wender’s qualifications to serve as non-executive Chairman of our Board are derived from his many years of leadership on our Board, his prior experience as Chairman and Chief Executive Officer of Radian Guaranty Inc. and leadership in the real estate title industry. His deep history with Radian provides him with intimate knowledge of and familiarity with our Company, our industry and our stakeholders, including the ability to draw on past experiences to support our strategic direction in pursuit of growing stockholder value. Mr. Wender’s long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of other real estate and insurance-related businesses and his strong focus on driving stockholder value give him the expertise, skills and judgment to serve as a director and non-executive Chairman.

Brad L. Conner

Mr. Conner, 58, recently served as Vice Chairman, Head of Consumer Banking for Citizens Financial Group, Inc. (“Citizens”), a publicly-traded financial institution, beginning in January 2014. In this role, Mr. Conner was responsible for Retail Banking, Business Banking, Wealth Management, Home Lending Solutions, Auto Finance and Education Finance, as well as the Consumer Phone Bank and online channels. Mr. Conner retired from this role in January 2020 and continued to serve Citizens in an advisory role until his retirement in March 2020. Before joining Citizens in 2008, Mr. Conner served as President of J.P. Morgan Chase & Co.’s Home Equity and Mortgage Home Loan Direct business. Prior to this, he oversaw the combined Home Equity business of Chase and Bank One Corporation after the companies merged in 2004, and served as Chief Executive Officer of Chase’s Education Finance businesses. He has been a director of Radian since February 2020.

Skills and Qualifications

Having recently retired, Mr. Conner brings current, C-suite level experience in banking and lending solutions in a large, publicly traded financial institution, which is a skill set that is highly valuable in supporting the Board’s oversight over virtually all aspects of our business. In addition, his deep knowledge of the mortgage industry provides him with valuable insight into the industries in which we operate and complements the Board’s role in overseeing our strategic direction and supporting the execution of our strategic objectives.

2020 Proxy Statement 7

Proposal 1 – Election of Directors

Howard B. Culang
Committees: • Credit Management (Chair) • Compensation and Human Capital Management • Governance

Mr. Culang, 73, has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage Company, a mortgage lending company, Lender’s Service, Inc., a mortgage services company, and Prudential Real Estate Affiliates, a real estate services company, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. More recently, Mr. Culang served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately-owned artificial intelligence (“AI”) software company. He has been a director of Radian since June 1999.

Skills and Qualifications

Mr. Culang’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage and real estate businesses. These experiences are particularly relevant in Mr. Culang’s role as the Chair of the Credit Management Committee of our Board. In addition, his role as a director of an AI software company has given him important insights into emerging technology trends in the financial services sector, including AI and cyber security, that are valuable in overseeing our technology initiatives and information security function.

Debra Hess
Committees: • Audit • Finance and Investment

Ms. Debra Hess, 55, served as Chief Financial Officer of both NorthStar Asset Management Group, a global asset management firm focused on strategically managing real estate and other investment platforms, and NorthStar Realty Finance Corp., a publicly-traded real estate investment company, from July 2011 until January 2017. Additionally, from 2011 until 2015, Ms. Hess held various other positions, including Chief Financial Officer and Treasurer for NorthStar’s non-traded companies. Prior to joining NorthStar, from August 2008 to June 2011, Ms. Hess served as Chief Financial Officer of H/2 Capital Partners, a privately-owned fund sponsor that invests in real estate related assets. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group (“Fortress”), an investment management firm, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed REIT. Prior to joining Fortress, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’ Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Ms. Hess currently serves on the board of directors of AG Mortgage Investment Trust, Inc., a publicly traded mortgage REIT and serves as chair of the audit committee and as a member of the compensation committee. She also serves on the board of CenterPoint Properties Trust, an acquiror, developer and manager of industrial real estate and transportation infrastructure, and serves as chair of the audit committee and as a member of the compensation committee. She has been a director of Radian since March 2019.

Skills and Qualifications

Ms. Hess’ extensive banking, finance and real estate asset management experience gives her valuable insight into our businesses, the industries in which we operate and our strategic direction. In addition, her roles as the Chief Financial Officer of various publicly-traded companies and her executive management experience with companies in the financial services and mortgage and real estate sectors provide her with significant financial, accounting and compliance expertise in areas that are valuable to the Board’s oversight responsibilities and in supporting our strategic focus.

8 2020 Proxy Statement

Proposal 1 – Election of Directors

Lisa W. Hess
Committees: • Finance and Investment (Chair) • Compensation and Human Capital Management • Governance

Ms. Lisa Hess, 64, has been President and Managing Partner of SkyTop Capital Management LLC (“SkyTop”), an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, an investment bank, Odyssey Partners, a private equity firm, and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (“TIAA”), a financial services organization. She has been a director of Radian since February 2011.

Skills and Qualifications

Ms. Hess’ extensive experience managing financial assets, including in her current role with SkyTop, and previously as Chief Investment Officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the Board and in her role as Chair of the Finance and Investment Committee of our Board. Her position as President and Managing Partner of SkyTop brings a current, day-to-day business perspective that is valuable in enhancing Board oversight in today’s operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the Board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Lisa Mumford

Ms. Mumford, 56, served as the Chief Financial Officer of Ellington Financial Inc. (“Ellington Financial”), a publicly-traded asset management company, and as CFO of Ellington Financial Management LLC (Ellington Financial’s external manager), from October 2009 through her retirement in March 2018. Ms. Mumford also served as the Chief Financial Officer of Ellington Residential Mortgage REIT, a publicly-traded real estate investment trust, from April 2013 until her retirement in March 2018. From August 2008 to October 2009, Ms. Mumford served as Chief Financial Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and prior to this, from 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer of ACA Capital Holdings, Inc. (“ACA”). Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., a financial guaranty company, where she held the positions of Chief Financial Officer and Controller. Ms. Mumford currently serves as a member of the Board of Directors of Ellington Financial. She has been a director of Radian since February 2020.

Skills and Qualifications

Having recently retired, Ms. Mumford brings contemporary and highly valuable C-suite level experience and insight that benefits the Board in overseeing virtually all aspects of our business. Her extensive public company experience in finance and real estate management provides her with valuable knowledge about the industries in which we operate, and her ongoing service on another public company board provides additional perspectives on board leadership and governance that complement the Board’s collective strengths. In addition, her past experience as the Chief Financial Officer of a publicly-traded insurer provides her with extensive risk management experience, which is a core area of focus for Radian.

2020 Proxy Statement 9

Proposal 1 – Election of Directors

Gaetano Muzio
Committees: • Compensation and Human Capital Management (Chair) • Finance and Investment • Governance

Mr. Muzio, 66, is a Principal and co-founder of Ocean Gate Capital Management, LP (“Ocean Gate”), an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman, Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Skills and Qualifications

Mr. Muzio possesses a broad understanding of the mortgage industry. His significant experience in finance, risk management, corporate governance and strategy gives him extensive expertise in several areas that are valuable to the Board’s oversight responsibilities. Additionally, his roles overseeing significant functions at a large financial services institution provide him with strong operational and talent management experience that is particularly useful in his role as Chair of the Compensation and Human Capital Management Committee of our Board.

Gregory V. Serio
Committees: • Governance (Chair) • Audit • Credit Management

Mr. Serio, 58, has served as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. He is also a partner in the D’Amato Law Group, a New York-based legal practice. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims. He is also a trustee of the Senior Health Insurance Plan Trust and director of the Senior Health Insurance Company of Pennsylvania, two positions to which he was appointed by the Commissioner of Insurance of the Commonwealth of Pennsylvania. In 2019, he was appointed to the board of the Capital District Physicians Health Plan. He has been a director of Radian since May 2012.

Skills and Qualifications

From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the Board’s oversight and perspective in these areas. He is a Board Leadership Fellow of the National Association of Corporate Directors, which, together with his current and past work experiences, provides him with insights and expertise that are especially valuable in his role as Chair of the Governance Committee of our Board.

10 2020 Proxy Statement

Proposal 1 – Election of Directors

Noel J. Spiegel
Committees: • Audit • Credit Management • Finance and Investment

Mr. Spiegel, 72, was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves as Lead Independent Director and chairs the audit committee of American Eagle Outfitters, Inc., a publicly-traded retail company. Mr. Spiegel also currently serves on the board and chairs the audit committee of vTv Therapeutics, Inc., a publicly-traded clinical stage pharmaceutical company. He has been a director of Radian since February 2011.

Skills and Qualifications

Mr. Spiegel’s significant prior service as a partner at Deloitte and his current experience as chair of the audit committees of other publicly-traded companies provide him with a depth of experience in management, financial reporting, risk management, public accounting and finance that is of significant value and relevance to the Board and in particular the Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

Richard G. Thornberry

Mr. Thornberry, 61, has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2017, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co- founded in 2006. NexSpring Group has provided mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, an early stage fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005, Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/ Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry currently serves on the board of directors of the Mortgage Bankers Association and as an executive council member of the Housing Policy Council. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses. He has been a director of Radian since March 2017.

Skills and Qualifications

Mr. Thornberry possesses a broad understanding of the mortgage and real estate industries and has significant experience leading innovative mortgage industry businesses. In addition, his past experiences provide him with financial management and risk management expertise that give him a unique perspective and set of skills to lead our Company and contribute to the Board.

2020 Proxy Statement 11

Proposal 1 – Election of Directors

Additional Information Regarding Directors

For additional information regarding our Board, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

Radian’s Board of Directors recommends a vote “FOR” each of the director nominees. Signed proxies will be voted “FOR” each of the director nominees unless a stockholder gives other instructions on the proxy card.

12 2020 Proxy Statement

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Based on our most recent advisory vote at our 2017 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our NEOs on an annual basis.

Our executive compensation program is designed under the direction of the Compensation and Human Capital Management Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking.

In considering the compensation of our NEOs in connection with this Proposal 2, we believe it is important to note the following with respect to our 2019 executive compensation program:

➣	NEO compensation is heavily weighted towards performance-based, variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 14% of Mr. Thornberry’s 2019 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. The remaining target compensation for our CEO and other NEOs was tied to, and is contingent upon, Company and individual performance.

➣	Our compensation program demonstrates a strong correlation between pay and performance.

•	The Committee approved above target short-term incentive (“STI”) awards to our NEOs due to our exceptional 2019 performance and the leadership of our NEOs in driving our financial and strategic achievements.

For 2019, the Committee adopted a quantitatively driven, “One Radian” approach to the STI program, with limited discretion. The funding levels for the STI awards were based on the Committee’s assessment of the Company’s performance against a shared set of quantitative financial metrics weighted at 65% and qualitative strategic objectives weighted at 35%.

The Company had an exceptional performance year in 2019, including year-over-year increases in consolidated adjusted diluted net operating income per share and book value per share; continued enhancements to the Company’s financial strength and flexibility; a record amount of flow new insurance written (“NIW”) for the fourth consecutive year; and growth in our mortgage insurance-in-force portfolio. Strategically, the Company transformed its MI pricing approach through the roll-out of RADAR Rates, continued the repositioning of our Services business to focus on high value title and real estate capabilities and strengthened the Company’s capital and liquidity position through a number of capital management actions, including continued risk distribution through a second mortgage insurance-linked note (“ILN”) transaction, restructuring the Company’s senior debt to improve our financing costs and debt maturity profile, returning $300 million to stockholders through stock repurchases and ultimately achieving a one-year total stockholder return of 53.8%. In recognition of their leadership in driving these and other achievements, the Committee awarded to our NEOs 2019 STI awards at levels above target. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—II. Executive Summary—Our 2019 Performance” for a

2020 Proxy Statement 13

Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

description of adjusted diluted net operating income per share.

•	Two-thirds of our annual LTI awards consist of performance-based equity that require strong absolute growth in book value. Failure to perform over the long-term would significantly diminish our NEOs’ realized pay.

Our 2019 LTI awards provide for meaningful payouts only if the Company produces strong growth in book value. The performance-based restricted stock units (“performance-based RSUs”) granted to the NEOs in 2019, which represent two-thirds of the total target value of our NEOs’ LTI awards, have an absolute book value growth metric. The Company must achieve at least a 40% increase in LTI Book Value per Share (as defined below in the CD&A) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target.

➣	We have implemented strong governance and compensation practices, and we do not engage in problematic pay practices.

We: (1) utilize a fully independent compensation committee and compensation consultant in overseeing NEO compensation; (2) do not pay dividends on equity awards that have not vested (but dividend equivalents accrue) and our equity plan prohibits liberal share recycling; (3) impose double-trigger vesting for change-of-control payments; (4) do not provide gross-ups for excise taxes upon a change of control; (5) prohibit hedging or other speculative transactions in our stock; (6) impose a strong compensation clawback policy; (7) impose rigorous stock ownership and share retention requirements; (8) provide limited perquisites to our NEOs; and (9) encourage and solicit feedback regarding our executive compensation program.

➣	Our compensation programs are constantly evolving to support business and strategic objectives and to address market conditions and best practices.

The Committee is focused on ensuring that our executive compensation program is aligned with our overall strategic objectives. Our executive compensation program has evolved over time to reflect market conditions and to help drive our strategic objectives. As further described in the CD&A, since the financial crisis and through 2019, broadly speaking, the Company has performed through three business cycles or periods, each characterized by different primary strategic objectives: (1) a period of “Survival;” (2) a period of “Stabilize and Grow Traditional MI;” and (3) a period of “Grow and Diversify.” In each of these periods, the Committee modified our executive compensation programs to support our strategic business objectives and to take into account the market factors influencing the type and form of awards that would be most appropriate for our NEOs.

We urge you to read the CD&A in its entirety. While this vote is advisory and non-binding, our Board values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

Radian’s Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement. Signed proxies will be voted “FOR” approval unless a stockholder gives other instructions on the proxy card.

14 2020 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our Board is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2020 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The Audit Committee believes that the continued retention of the independent registered public accounting firm is in the best interests of the Company and its stockholders. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2019 and December 31, 2018:

Type of Fees	2019	2018
Audit Fees	$4,072,122	$3,445,486
Audit-Related Fees	429,790	201,787
Tax Fees	527,586	462,150
All Other Fees	2,880	26,740
Total	$5,032,378	$4,136,163

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”) and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for professional services for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above. For both 2019 and 2018, “All Other Fees” included license fees for accounting research software products. “All Other Fees” for 2018 also included miscellaneous advisory services fees.

2020 Proxy Statement 15

Proposal 3 – Ratification of the Appointment of Pricewaterhousecoopers LLP

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2019, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. All services provided by PwC and listed in the table above were approved by the Audit Committee in accordance with our pre-approval policy.

The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation

Radian’s Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2020. Signed proxies will be voted “FOR” ratification unless a stockholder gives other instructions on the proxy card.

16 2020 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our Board meets quarterly for regularly scheduled meetings and also holds regularly scheduled meetings to conduct strategic planning and to review and approve our business plan. In addition, the Board holds special meetings as and when necessary. Our full Board held eight regularly scheduled meetings and fifteen special meetings during 2019. Our non-management directors meet in executive session at the conclusion of each regularly scheduled Board meeting and frequently meet in executive session following special meetings of the Board. Each director participated in at least 75% of the meetings of the Board and the committees on which he or she served during 2019. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the Board, including meetings of the independent members of the Board. Our policy is that all of our director nominees are expected to attend our annual meeting and all of our director nominees who were serving as directors last year attended the 2019 annual meeting.

As discussed below under “—Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules.

The current composition of the Board’s standing committees is as follows:

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION & HUMAN CAPITAL MANAGEMENT COMMITTEE	CREDIT MANAGEMENT COMMITTEE	FINANCE & INVESTMENT COMMITTEE	GOVERNANCE COMMITTEE
David C. Carney (1)	Chair (3)		✓		✓
Brad L. Conner (2)
Howard B. Culang		✓	Chair		✓
Debra Hess (1)	✓			✓
Lisa W. Hess		✓		Chair	✓
Lisa Mumford (2)
Gaetano Muzio		Chair		✓	✓
Gregory V. Serio	✓		✓		Chair
Noel J. Spiegel (1)	✓		✓	✓

(1)	Audit Committee Financial Expert

(2)

As part of our Board orientation process, Mr. Conner and Ms. Mumford are expected to attend all meetings of the Board’s standing committees for the first two quarters following their appointment. In addition, the Board expects to appoint Mr. Conner and Ms. Mumford to one or more standing committees in May 2020.

(3)	As set forth in the Audit Committee Charter, upon Mr. Carney’s retirement and the recommendation of the Governance Committee, the Board will appoint a new Chair of the Audit Committee.

2020 Proxy Statement 17

Corporate Governance and Board Matters

The primary responsibilities of the Board’s standing committees are described below:

Audit Committee.    The current members of the Audit Committee each meet the additional NYSE independence criteria applicable to audit committee members and, as noted in the table above, our Board has determined that each of Mr. Carney, Mr. Spiegel and Ms. D. Hess qualifies as an “audit committee financial expert” under the SEC’s rules. This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results and reviewing our accounting and reporting principles and policies. The Audit Committee met ten times during 2019. See “—Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Capital Management Committee.    The current members of the Compensation and Human Capital Management Committee each meet the additional NYSE independence criteria applicable to compensation committee members. This committee oversees compensation and benefits policies and programs for Radian and its subsidiaries, including compensation of the Company’s NEOs, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. In addition, this committee has responsibility for reviewing the “Social” aspects of the Company’s ESG (Environmental, Social, Governance) programs. The Compensation and Human Capital Management Committee met eight times during 2019. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Management Committee.    The Credit Management Committee oversees our mortgage credit-based risks, mortgage credit policies, pricing strategies, risk distribution strategies, credit-related modeling, and risk limits. This committee oversees our credit and risk management policies and procedures, including our procedures for identifying and responding to emerging credit-related matters and trends that could pose significant risk implications for Radian. Specifically, this committee monitors general compliance with mortgage insurance underwriting and procedures, including our guidelines regarding credit diversification and counterparty exposures. The Credit Management Committee also oversees the management of allocated capital related to the Company’s mortgage risk-taking businesses, including through risk distribution, and the development of new mortgage credit-based products. The Credit Management Committee met four times during 2019.

Finance and Investment Committee.    This committee reviews and monitors the Company’s capital structure, capital sourcing and liquidity management and provides oversight with respect to our capital strategies and activities, including plans with respect to capital markets activities and capital structure optimization, including through risk distribution. The Finance and Investment Committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment advisors overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met four times during 2019.

Governance Committee.    This committee oversees Board governance, which includes: recommending committee membership and chairperson appointments; ensuring compliance with our Guidelines of Corporate Governance; conducting regular Board and individual director assessments; providing guidance with respect to Board succession planning; identifying and recommending candidates to become members of our Board, including potential candidates who may be recommended by stockholders; and examining our overall corporate governance processes, including the “Governance” aspects of the Company’s ESG activities and programs. The Governance Committee met seven times during 2019.

For a discussion of our Board nomination process, see “—Consideration of Director Nominees” below.

For a discussion of our Board and its committees’ roles in risk oversight of the Company, see “—Board and Board Committee Roles in Risk Oversight” below.

18 2020 Proxy Statement

Corporate Governance and Board Matters

Board Leadership Structure

Our non-executive Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the effective functioning of the Board, as well as the monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, the separation of the positions ensures that the Board is fully engaged in providing an objective perspective with respect to the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender is the non-executive Chairman of our Board. He is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the Board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management on all matters concerning the interests of the Board. The non-executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the Board. Mr. Thornberry, in his role as the Chief Executive Officer, is responsible for the strategic direction and day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:

•	providing strong ethical leadership of the Company’s businesses;

•	establishing the Company’s mission, culture, core values and corporate responsibility;

•	determining corporate strategies and policies and managing the Company’s capital;

•	ensuring complete and accurate disclosures of financial, operational and management matters to the Board;

•	ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and

•	communicating with the Board so it is informed with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. The full Board is responsible for the general oversight of risks. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company, as well as those that could arise in the future. The Board regularly meets with management to receive reports derived from: (i) the Company’s enterprise risk management (“ERM”) function, which is designed to identify the risks we are facing, and to assess, manage and establish mitigation strategies for those risks and (ii) the Company’s information security function regarding cybersecurity risks and the Company’s efforts to mitigate such risks. The Board also receives a report directly from the Company’s head of compliance regarding the Company’s compliance function, including primary areas of focus and emerging compliance risks. As part of its risk oversight process, the Board considers the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks. The full Board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.

The full Board oversees the Company’s business, operational, compliance and strategic risks, regulatory risks, risks related to our information technology activities and cybersecurity risks. As noted above, the Board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•	The Audit Committee regularly meets with and makes inquiries of management, the Company’s Chief Audit Executive and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.

•	The Credit Management Committee provides oversight of our mortgage credit and risk management policies and procedures, including the potential effect of emerging risks and trends

2020 Proxy Statement 19

Corporate Governance and Board Matters

affecting our mortgage risk- taking businesses and overall credit profile. The Credit Management Committee regularly considers the Company’s significant mortgage credit-based risks and the steps management has taken to manage those risks, such as the Company’s risk distribution strategies, and assesses their potential impact on our capital, financial and risk positions.

•	The Compensation and Human Capital Management Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy and are achieving their intended purposes without encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—I. Compensation Principles and Objectives.” In addition, the Compensation and Human Capital Management Committee annually reviews with management a risk assessment prepared by an independent compensation consultant of all of the Company’s primary compensation policies and practices. Based on its most recent review, the Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.
•	The Finance and Investment Committee monitors risks associated with the Company’s capital structure and liquidity, and oversees the management of the Company’s investment portfolio. In addition, the Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio.

•	The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “—Certain Relationships and Related Person Transactions.”

Each committee chair provides regular reports to the full Board regarding the Committee’s risk oversight responsibilities as discussed above. The Board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including regular reports regarding the Company’s ERM process, compliance function and cybersecurity risks and as part of the Company’s annual strategic planning session, as discussed above.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our Board must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our Board, primarily through the Governance Committee, considers all relevant facts and circumstances that could impact a director’s independent judgement, viewed from the standpoints of the director, as well as from persons or organizations with which the director has an affiliation, including the Company. Our Board has determined that all of the members of the Board, except our CEO, Richard G. Thornberry, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-executive directors is independent, the Board considered whether there were any facts and circumstances that might impair the independence of each director. The Board concluded that no material direct or indirect relationship exists between the Company and any of its non-executive directors, other than those compensatory matters that are a direct consequence of serving on our Board and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

In recommending to the Board that each of our non-employee directors is independent, the Governance Committee considered, with respect to Mr. Conner, that Mr. Conner served in an executive capacity with Citizens Financial Group (“Citizens”) through January 2020 and that Citizens is a customer of Radian’s mortgage insurance business, including as a result of Citizens’ 2018 acquisition of Franklin American Mortgage, which was also a customer of Radian at that time. The Governance Committee concluded that the relationship with Citizens did not impair Mr. Conner’s independence under the NYSE or SEC independence standards. Among other things, the Governance Committee evaluated the fact that Mr. Conner retired from Citizens on March 3, 2020, that in his former executive role at Citizens he had no involvement in or control over the relationship between Citizens and Radian and that his compensation at Citizens was not directly or indirectly impacted by the relationship. Based on the recommendation of the Governance Committee, the Board considered this relationship, concluded that it was not material and determined that it did not impair Mr. Conner’s independence.

20 2020 Proxy Statement

Corporate Governance and Board Matters

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our Board based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our Board, including preparation for and attendance at Board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to Board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Although the Board does not have a formal diversity policy, the Board and the Governance Committee consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, tenure, professional experience, and skills resulting in naturally varying perspectives, as well as diversity of race, gender, national origin, age and tenure. The Board values diversity and believes it helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the Board, the Governance Committee and the Board seek to foster a board that collectively possesses the qualifications discussed above and the appropriate mix of skills, experience, tenure and diversity to oversee the Company’s businesses and support our strategic focus. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees with diversity of experiences, skills, perspectives and other characteristics to complement the breadth and depth of our Board’s expertise. See “Proposal 1—Election of Directors” for additional information.

When seeking and evaluating candidates for the Board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the Board, by senior management, by stockholders (so long as the stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full Board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow for nominating candidates to our Board. For our 2021 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 12, 2021, but no earlier than January 13, 2021 (except that if the date of the 2021 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2021 annual meeting or, if the first public announcement of the date of the 2021 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of

2020 Proxy Statement 21

Corporate Governance and Board Matters

the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our Board as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The

Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Board recognizes that a constructive board evaluation is a component of good governance practices and promotes board effectiveness. In accordance with our Guidelines of Corporate Governance, the Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the Board as a whole as well as the performance of each of its committees. The Board and each standing committee of the Board also perform an annual self-assessment. As part of its annual assessment, the Board often engages an independent governance consultant to facilitate the assessment process and provide an unbiased perspective on the effectiveness of the Board and its committees as well as director performance, board succession planning and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for reelection to our Board.

Compensation and Human Capital Management Committee Interlocks and Insider Participation

Messrs. Muzio (Chair), Culang and Ms. Lisa Hess served on the Compensation and Human Capital Management Committee during 2019. No member of the Compensation and Human Capital Management Committee during 2019: (i) has ever been an officer or employee of Radian or any of its subsidiaries or (ii) had any relationship with Radian or its subsidiaries during 2019 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2019, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Capital Management Committee.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Capital Management Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing and pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chair of the committee.

22 2020 Proxy Statement

Corporate Governance and Board Matters

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy) and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

Anti-Hedging Policy

Radian’s Insider Trading Policy, which is part of the Code of Conduct and is available in the Corporate Governance section of Radian’s website (www.radian.biz), prohibits all Radian employees (including Radian’s NEOs), temporary or contract workers and Board members, while employed by or providing services to Radian, from engaging in any form of hedging or monetization transaction that allows a covered person to continue to own Radian securities without taking on the full risks and rewards of such ownership. This general prohibition of speculative transactions specifically includes: (i) short sales of Radian securities and (ii) buying or selling puts or calls of Radian securities.

Information on Our Website

Among other things, the Corporate Governance section of our website (www.radian.biz) includes the Anti-Hedging Policy described above as well as each of the following, any of which are also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our Board operates under a written charter adopted by the full Board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our Board adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our Board, its standing committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and Board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers.

Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our Board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our Board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman at Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This proxy statement and our 2019 Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

2020 Proxy Statement 23

Corporate Governance and Board Matters

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre- approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial, legal and regulatory risk exposures.

The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions periodically with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for 2020, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.

Before the 2019 Annual Report on Form 10-K was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2019 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2019, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC including, among other things, matters related to the conduct of the audit of our financial statements as well as PwC’s identification and communication of Radian’s critical audit matter in PwC’s report included in the 2019 Annual Report on Form 10-K. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described in this report, the Audit Committee recommended to our Board that our audited financial statements be included in the 2019 Annual Report for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chair)

Debra Hess

Gregory V. Serio

Noel J. Spiegel

24 2020 Proxy Statement

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers other than our Chief Executive Officer whose information is set forth under “Proposal 1—Election of Directors.” Our executive officers are appointed by our Board to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

J. Franklin Hall Senior Executive Vice President and Chief Financial Officer Age: 51	Mr. Hall joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. From December 2006 until April 2010, Mr. Hall was also the President of First Funds, a family of proprietary mutual funds managed by a subsidiary of First Financial Bancorp, and President of First Financial Capital Advisors, a registered investment advisor and subsidiary of First Financial Bancorp. Mr. Hall is currently on the Audit, Risk and Compliance Committee of UC Health, a healthcare organization in Cincinnati, Ohio. Mr. Hall began his career at Ernst & Young LLP.

Derek V. Brummer President, Mortgage Age: 49	Mr. Brummer was appointed to his current role in February 2020 and oversees the strategic direction and operations for our mortgage insurance and mortgage risk services businesses. Prior to assuming his current role, Mr. Brummer served as Senior Executive Vice President, Mortgage Insurance and Risk Services and previously served as Executive Vice President, Chief Risk Officer of the Company and also held several positions with Radian Asset Assurance, our former financial guaranty business that was sold to Assured Guaranty Corp. in April 2015. Prior to joining Radian in 2002, Mr. Brummer was a corporate associate at Allen & Overy, and Cravath, Swaine & Moore, both in New York. Mr. Brummer currently serves on the board of directors of U.S. Mortgage Insurers, a trade group for the private mortgage insurance industry.

Edward J. Hoffman Senior Executive Vice President, General Counsel and Corporate Secretary Age: 46	Mr. Hoffman was appointed General Counsel and Corporate Secretary of Radian in 2008. Mr. Hoffman also provides executive oversight for the Company’s compensation and human resources and government relations functions. Prior to joining Radian in 2005, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Brien J. McMahon Senior Executive Vice President, Chief Franchise Officer and Co-Head of Real Estate Age: 60	Mr. McMahon was appointed to his current role in January 2020. Mr. McMahon joined Radian in 2010 as Executive Vice President, Chief Franchise Officer. He led our Mortgage Insurance sales group until May 2017, when he assumed responsibility for all of enterprise-wide sales. Before joining Radian, Mr. McMahon served as executive vice president for Realogy Franchise Group (“Realogy”), where he directed sales, training and administration for multiple premier real estate brands including: Better Homes and Gardens Real Estate, Century 21 Real Estate LLC, Coldwell Banker, Coldwell Banker Commercial, ERA, and Sotheby’s International Realty. Prior to Realogy, Mr. McMahon served 14 years with PHH US Mortgage in a variety of roles, including senior vice president of national sales.

2020 Proxy Statement 25

Executive Officers

Eric R. Ray Senior Executive Vice President, Chief Digital Officer and Co-Head of Real Estate Age: 58	Mr. Ray joined Radian in 2018 and is responsible for the overall vision, strategy and leadership for our enterprise-wide information technology function and for leading the Company’s Real Estate businesses. Prior to joining Radian, Mr. Ray served in various roles with IBM Corporation (“IBM”) in Armonk, New York from 1983 until 2018. Most recently, Mr. Ray served as IBM’s General Manager, Global Technology Services from 2015 until 2018 and was responsible for the IBM North American technology consulting business, project-based services and enterprise-wide technology offerings. Prior to that, he served as IBM’s General Manager, Global Financial Services Sector from 2009 until 2014 and General Manager, Financial Services Sector from 2007 until 2009.

Robert J. Quigley Senior Vice President, Controller and Chief Accounting Officer Age: 48	Mr. Quigley was appointed Senior Vice President and Controller (serving as the Company’s principal accounting officer) in November 2018. Mr. Quigley joined Radian in 2009 as Senior Vice President, Assistant Corporate Controller and most recently served as Radian’s Senior Vice President, Financial Planning and Analysis prior to his current appointment. Prior to joining Radian, Mr. Quigley spent 10 years with Capmark Financial Group, Inc., a global provider of financial services to investors in commercial real estate-related assets, where he held positions of increasing responsibility leading to his appointment as Senior Vice President, Chief Accounting Officer, North America. Mr. Quigley began his career in public accounting and auditing with KPMG US LLP and then Ernst & Young LLP.

26 2020 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 16, 2020, by: (i) each of our current directors, nominees for director at the Annual Meeting and our NEOs and (ii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 16, 2020 (such as by exercising options).

Name (1)	Shares Beneficially Owned (#) (2)	Percent of Class
Herbert Wender	547,506	*
David C. Carney	238,578	*
Brad L. Conner	—	*
Howard B. Culang	240,588	*
Debra Hess	5,768	*
Lisa W. Hess	119,528	*
Lisa Mumford	95	*
Gaetano Muzio	95,899	*
Gregory V. Serio	98,732	*
Noel J. Spiegel	149,528	*
Richard G. Thornberry	157,222	*
Derek V. Brummer	223,634	*
J. Franklin Hall	115,005	*
Edward J. Hoffman	190,220	*
Brien J. McMahon	184,659	*
All current directors and executive officers as a group (17 persons)	2,413,418	1.24%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.

(1)	The address of each person listed is c/o Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

(2)

Each individual (including each current executive officer) has or is entitled to have within 60 days of March 16, 2020, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership and (ii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•

Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 16, 2020.

•

Shares that may be acquired within 60 days of March 16, 2020 through the exercise of non-qualified stock options, as follows: Mr. Brummer—48,520 shares; Mr. Hall—20,520 shares; Mr. Hoffman—67,420 shares; and Mr. McMahon—84,690 shares; and all current directors and executive officers as a group—231,510 shares.

•

Shares that may be acquired within 60 days of March 16, 2020 upon the conversion of stock-settled restricted stock units awarded to our non-employee directors and executive officers as follows: Mr. Wender—297,039 shares; Mr. Carney—173,474 shares; Mr. Culang—173,474 shares; Ms. Debra

2020 Proxy Statement 27

Beneficial Ownership of Common Stock

Hess—5,768 shares; Ms. Lisa Hess—119,528 shares; Mr. Muzio—90,899 shares; Mr. Serio—98,732 shares; Mr. Spiegel—119,528 shares; Mr. Thornberry—59,647 shares; Mr. Brummer—13,468; Mr. Hall—11,363; Mr. Hoffman—11,363 shares; Mr. McMahon—10,193; and all current directors and executive officers as a group—1,229,667 shares. For Mr. Wender and Mr. Muzio, excludes 27,044 and 7,833 RSUs, respectively, that have been deferred pursuant to the Radian Voluntary Deferred Compensation Plan For Directors and with respect to which Messrs. Wender and Muzio have no voting or investment power until such shares are distributed in accordance with the plan. Unless deferred pursuant to the Radian Voluntary Deferred Compensation Plan for Directors, all vested restricted stock units granted to a non-executive director will be converted into shares of our common stock upon the director’s departure from our Board. In addition to shares payable for vested restricted stock units, the amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 16, 2020.

•

Shares that may be issued within 60 days of March 16, 2020 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,796 shares; Mr. Carney—59,904 shares; Mr. Culang—59,064 shares; and all current directors and executive officers as a group—176,764 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 16, 2020, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned (#)	Percent of Class*
The Vanguard Group (1)	18,979,826	9.43%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC (2)	17,706,509	8.80%
245 Summer Street
Boston, MA 02210
BlackRock, Inc. (3)	15,686,882	7.80%
55 East 52nd Street
New York, NY 10055

*	Based on shares of common stock outstanding at December 31, 2019.

(1)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group reports that it has sole dispositive power with respect to 18,777,288 shares, sole voting power with respect to 196,313 shares, shared dispositive power with respect to 202,538 shares and shared voting power with respect to 33,990 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(2)

Based on a Schedule 13G/A filed with the SEC on February 7, 2020. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 17,706,509 shares and sole voting power with respect to 2,526,546 shares. Members of the Johnson family, including Abigail P. Johnson, a Director, Chairman and the Chief Executive Officer of FMR LLC, may be deemed to control FMR LLC.

(3)

Based on a Schedule 13G/A filed with the SEC on February 10, 2020, BlackRock, Inc. reports that it has sole dispositive power with respect to 15,686,882 shares and sole voting power with respect to 15,088,388 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

28 2020 Proxy Statement

Beneficial Ownership of Common Stock

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2019 were made on a timely basis except: a Form 4 for Mr. Thornberry that was filed one day late in connection with the vesting of one tranche of restricted stock units that vest over a three year period, and one Form 4 for Mr. Spiegel relative to stock transactions involving a de minimis number of shares in connection with a brokerage dividend reinvestment program.

2020 Proxy Statement 29

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

CD&A Roadmap		The following Compensation Discussion and Analysis includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward Looking Statements-Safe Harbor Provisions and the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this Compensation Discussion and Analysis. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
I. Compensation Principles and Objectives	30
II. Executive Summary	31
III. Compensation Process and Oversight	36
IV. Primary Components of Compensation	41
V. Other Compensation	53
VI. Severance Agreements	55
VII. Compliance with Internal Revenue Code Section 162(m)	55
VIII. Anti-Hedging, Clawbacks and Pledging of Securities	55

In this CD&A, we discuss the executive compensation program for our NEOs, including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. For 2019, our NEOs were as follows:

Our Named Executive Officers*
Richard G. Thornberry Chief Executive Officer (principal executive officer)	J. Franklin Hall Senior EVP, Chief Financial Officer (principal financial officer)	Derek V. Brummer President, Mortgage	Edward J. Hoffman Senior EVP, General Counsel and Corporate Secretary	Brien J. McMahon Senior EVP, Chief Franchise Officer and Co-Head of Real Estate

*	Please see “Executive Officers” for additional information regarding our NEOs.

I. Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Compensation and Human Capital Management Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. The Committee has developed a set of principles and objectives to guide decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. Specifically, we believe our executive compensation program should:

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of longer-term variable pay;

•	Manage risk with appropriate protection and controls;

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to changes in our businesses, strategies and current market developments.

30 2020 Proxy Statement

Compensation of Executive Officers and Directors

II. Executive Summary

As background for the discussion that follows, we provide the following highlights regarding our 2019 performance and the material decisions affecting the 2019 compensation program for our NEOs.

Our 2019 Performance

$672.3 million Net Income	11% increase compared to net income of $606.0 million in 2018. Strong net income in 2019 was driven by, among other items: (1) a 13% increase in net MI premiums earned, and (2) an increase in net gains on investments and other financial instruments	13.5 million Shares Repurchased	Purchased $300 million or 13.5 million shares of Radian Group common stock in 2019

		8% decrease in Interest Expense	$56.3 million interest expense in 2019, compared to $61.5 million in 2018; 61 basis point decrease in weighted average cost of debt in 2019 compared to 2018

$3.20 Diluted Net Income Per Share	16% increase compared to diluted net income per share of $2.77 in 2018	26% increase in New Insurance Written	NIW for the full year 2019 set Company record for the fourth consecutive year for NIW written on a flow basis with $71.3 billion of NIW, compared to $56.5 billion in 2018

$3.21 Adjusted Diluted Net Operating Income Per Share (1)	19% increase compared to adjusted diluted net operating income per share of $2.69 in 2018	9% increase in Primary Insurance in Force	$240.6 billion as of December 31, 2019, compared to $221.4 billion as of December 31, 2018

17.8% Return on Equity	Compared to 18.7% return on equity in 2018	13% increase in Net Mortgage Insurance Premiums Earned	$1.13 billion in 2019, compared to $1.01 billion in 2018. For 2019, includes a cumulative impact of $50.3 million related to (i) the recognition of deferred initial premiums on monthly policies and (ii) an adjustment to unearned premium related to an update to the amortization rates used to recognize revenue for single premium policies

17.9% Adjusted Net Operating Return on Equity (1)	Compared to 18.2% adjusted net operating return on equity in 2018	23% increase in Book Value per Share	Book value per share of $20.13 as of December 31, 2019, compared to $16.34 as of December 31, 2018

(1)

On a consolidated basis, adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity are non-GAAP financial measures. See pages 74 through 76 of our Annual Report on Form 10-K for the year ended December 31, 2019, for definitions of our non-GAAP financial measures, including reconciliations of the most comparable GAAP measures of consolidated pretax income, diluted net income per share and return on equity, to our non-GAAP financial measures of adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, respectively.

✓

Completed a series of capital actions that enhanced our return on capital, increased Radian Guaranty’s financial position under the GSEs’ Private Mortgage Insurer Eligibility Requirements or “PMIERs,” and strengthened Radian Group’s liquidity position, including most notably: (1) completion of our second ILN transaction; (2) Radian Guaranty’s $375 million return of capital to Radian Group; and (3) a restructuring of our senior debt through new

2020 Proxy Statement 31

Compensation of Executive Officers and Directors

issuances, repurchases and redemptions to lower financing costs and improve our debt maturity profile. These actions further enhanced our financial flexibility, allowing us to purchase $300 million (13.5 million shares) of our common stock in 2019 and to increase our quarterly dividend from $0.0025 per share to $0.125 per share in the first quarter of 2020.

✓

Leveraged our strong, analytics-driven risk management platforms and experienced team to drive growth in the economic value of our MI portfolio, to evolve our risk-based pricing platforms to navigate challenging competitive dynamics and increase customer optionality and solutions, and to execute high-value risk distribution strategies for reducing “through the cycle” volatility.

✓

Continued to position our Services business for profitable growth through investments in talent, facilities, and technology, while refocusing on core, high value businesses and positioning various non-core businesses for a disposition that was completed in January 2020.

✓

Achieved a one- and three-year total stockholder return (“TSR”) of 53.8% and 39.9%, respectively, and achieved a rating agency upgrade in 2019, including for Radian Guaranty, our principal MI subsidiary.

Please see “—IV. Primary Components of Compensation—B. Short-Term Incentive Program—2019 Short-Term Incentive Analysis” for additional information regarding our 2019 performance.

Our 2019 Executive Compensation Program

➣	We Have Implemented Strong Governance and Compensation Practices; We Do Not Engage in Problematic Pay Practices.

What We Do
Heavily weight NEO compensation towards performance-based, variable compensation

Utilize fully independent compensation committee and compensation consultant to oversee NEO compensation

Impose a “double-trigger” for payments upon a change of control

Impose a strong compensation clawback policy in the event of a material restatement of the Company’s financial results and for other reasons

Impose rigorous stock ownership and share retention requirements, including a one-year post- vest hold for performance-based equity awards

Provide limited perquisites

Encourage and solicit stockholder feedback regarding our executive compensation program

What We Don’t Do
Do not provide gross-ups for excise taxes

Do not allow hedging or other speculative transactions in Radian stock

No special retirement plans exclusively for executive officers

No liberal share recycling under the equity incentive plan

Do not pay dividends on unvested equity awards (dividends are accrued until awards have vested)

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➣	NEO Compensation Heavily Weighted Towards Performance-Based, Variable Compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 14% of Mr. Thornberry’s 2019 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. The remaining target compensation of our NEOs was tied to, and is contingent upon, Company and individual performance. The following charts highlight, for the CEO and our other NEOs, the percentage of 2019 total target compensation that was attributable to each primary component of compensation (average of each component for the other NEOs). The information presented is based on components of compensation at target, and therefore, is not directly comparable to amounts set forth in the 2019 Summary Compensation Table.

➣	2019 STI Awards Funded Above Target Due to Our Exceptional 2019 Performance.

As discussed above, the Company had an exceptional performance year, both financially and strategically. Operating under the unifying strength of our One Radian brand, we produced a 19% year-over-year increase in consolidated adjusted diluted net operating income per share, 23% growth in book value per share, improved financial strength and flexibility, record flow NIW for the fourth consecutive year of $71.3 billion and 9% growth in our insurance-in-force to $240.6 billion, 95% of which was written in the strong underwriting years after 2008. Strategically, we successfully transformed our MI pricing approach through the roll-out of RADAR Rates in early 2019, providing our customers with greater optionality and significantly increasing the granularity and flexibility of our risk-based pricing, and we continued the repositioning of our Services business to focus on our high-value title and real estate capabilities. Further, with respect to our capital and liquidity position, we executed our second ILN transaction and obtained $562 million in risk protection, returned $375 million in capital from Radian Guaranty to Radian Group Inc., purchased 13.5 million shares of our common stock (returning $300 million to stockholders), reduced our total debt outstanding, lowered our cost of financing and improved our debt maturity profile. In light of our improved financial position, we received an upgrade from Moody’s Investors Service to the senior unsecured debt rating of Radian Group to Ba1 from Ba2 and achieved a one-year total stockholder return of 53.8%. In recognition of these achievements, the independent directors awarded Mr. Thornberry a maximum STI

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award of 200% of target and the Committee awarded STI awards to our other NEOs of between 194% and 200% of target. See “—IV. Primary Components of Compensation—B. Short-Term Incentive Program—2019 Short-Term Incentive Analysis” for additional information regarding the 2019 STI awards. See “—II. Executive Summary—Our 2019 Performance” for a description of adjusted diluted net operating income per share.

➣	STI Awards Have Consistently Demonstrated Strong Correlation Between Pay and Performance.

As demonstrated in the following chart, our decisions regarding STI awards as a percentage of target have demonstrated a strong correlation between pay and performance throughout various business cycles.

(1)

Survival. A period characterized by overcoming significant losses, preserving capital and flexibility, retaining customer relationships and GSE eligibility and protecting employee morale and motivation. STI awards as a percentage of target generally reflected the poor financial performance following the financial crisis.

(2)

Stabilize and Grow Traditional MI. A period characterized by rebuilding customer relationships, divesting our former financial guaranty business, improving financial strength and flexibility, modernizing our operations and technology, enhancing our risk capabilities to take into consideration lessons learned from the financial crisis and new data sources and technologies, and growing our talent base. STI awards generally reflected: (1) a return to operating profitability; (2) on-going compliance with PMIERs; and (3) improvement in our capital and liquidity positions and corresponding rating agency upgrades.

(3)

Grow and Diversify. A period characterized by: (1) continuing to enhance our traditional MI business through innovative customer solutions, operational excellence and service; (2) applying our mortgage credit expertise to pursue opportunities outside of traditional mortgage insurance; (3) expanding our presence throughout the mortgage and real estate value chain to include fee-for-services business in mortgage, title and other real estate services; and (4) unifying the collective strength of our products and services under the One Radian brand to provide unique, data- and analytics- driven solutions to our customers that differentiate us in the marketplace. Other than in 2015 when we underperformed relative to our financial plan, STI awards generally reflected: (1) growth in our insured MI portfolio (multiple years of record-breaking volumes of flow NIW) and the transformation of our traditional MI business to succeed in the evolving pricing and competitive dynamic; (2) significant enhancements to our capital and liquidity positions, including enhanced risk distribution strategies to increase returns on capital and reduce “through the cycle” volatility; and (3) our ongoing efforts to diversify our revenue sources, including through acquisitions aimed at increasing our presence throughout the mortgage, title and real estate value chain.

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➣	Our Compensation Programs are Constantly Evolving to Support Business and Strategic Objectives and to Address Market Conditions and Best Practices.

Our Committee is focused on ensuring that our executive compensation program continues to be aligned with our overall strategic objectives. We believe this is apparent based on how our executive compensation program has evolved over time to reflect market conditions and to help drive our strategic objectives. Since the financial crisis and through 2019, broadly speaking, the Company has performed through three business cycles or periods (as defined above, “Survival,” “Stabilize and Grow Traditional Mortgage Insurance,” and “Grow and Diversify”). In each of these periods, the Committee modified our executive compensation programs to support our strategic objectives and to take into account the market factors influencing the type and form of awards that would then be most appropriate for our executives. The following illustrates significant changes in our executive compensation program during each of these business cycles:

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(1)

Our cash incentive program has evolved over time to support our strategic direction. In 2009, following the financial crisis, the Committee replaced our short-term bonus plan with a plan that allows for short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), provides the Committee with the flexibility to include a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with the credit performance and projected profitability of insurance written during the short-term performance period. The Committee included an MTI component in our cash-based incentive programs for awards granted in 2009 through 2017.

(2)

Beginning in 2018, the Committee implemented a “One-Radian” approach to STI, adopting a more quantitatively driven program with consistent metrics across the Company. For this and other reasons discussed below under “—IV. Primary Components of Compensation—B. Short-Term Incentive Program,” the Committee did not include an MTI component as part of our 2018 and 2019 STI programs, and 2019 was the first year since 2010 that our NEOs did not receive a payout related to MTI.

➣	Two-Thirds of 2019 Annual LTI Awards are Performance-Based, Requiring Strong Absolute Growth in Book Value. Failure to Perform over the Long-Term Would Significantly Diminish our NEOs’ Realized Pay.

Our 2019 LTI awards provide for meaningful payouts only if we produce strong growth in book value. The performance-based RSUs, which represent two-thirds of the total target value of our NEO’s 2019 LTI awards, have an absolute book value growth metric. The Company must achieve at least a 40% increase in LTI Book Value per Share over a three-year performance period (as defined below in “—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2019—2019 Performance-Based RSUs”) for a NEO to be eligible to receive an award at target.

A failure to achieve our long-term objectives will have a significant, negative effect on our NEOs’ realized pay. For example, the performance-based RSUs granted to our executive officers in 2013 and 2015 resulted in no payout and those granted in 2014 resulted in only a 4% of target payout for our NEOs upon the conclusion of their three- year performance periods. Because these performance-based RSUs represented between 31% and 42% of 2013 through 2015 total target compensation for the CEO and between 24% and 32% of such compensation, on average, for our other NEOs who received these grants, realized pay for these NEOs was well below target compensation for these years.

III. Compensation Process and Oversight

A.    Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Chief Human Resources Officer (“CHRO”) and our General Counsel, who serve as liaisons to the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the Board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Korn Ferry as its sole independent compensation consultant. Korn Ferry provides compensation advisory services to the Company relating to the compensation of executive officers and non-executive directors. Generally, these services include advising the Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analyses regarding our program design and incentive plan practices, including our CEO performance assessment process. Other than this work, Korn Ferry performs no services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the independence and performance of Korn Ferry. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2019, the Committee assessed the independence of Korn Ferry and the Committee’s

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primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our Board to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.    Consideration of Stockholder Input Regarding our Executive Compensation Program

Overview of Process

As part of our commitment to engaging with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. These meetings are conducted in the ordinary course of business regardless of the level of stockholder support we receive for our executive compensation program in any given year. In addition, to the extent stockholders indicate a concern with respect to our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to identify those stockholders and better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders or by other means.

Through our stockholder engagement process, we learn about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation and other matters. Management shares this information with the Committee and with our Governance Committee, as relevant, and our Board committees regularly report to the full Board. Management and the Committee consider the outcome of our most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts in designing our executive compensation program each year. In recent periods, as a general matter, stockholders have indicated that they want to better understand how our executive compensation program is aligned with, and is intended to advance, our strategic objectives. In response, we have enhanced our CD&A disclosure to reflect the evolution and strategic alignment of our executive compensation program with our business priorities, which the Committee considers to be one of its most critical responsibilities. See “II. Executive Summary—Our 2019 Executive Compensation Program—Our Compensation Programs are Constantly Evolving to Support Business and Strategic Objectives and to Address Market Conditions and Best Practices.” At our 2019 Annual Meeting of Stockholders, approximately 95% of the votes cast were voted in support of our executive compensation program. We very much appreciate this support from our stockholders.

C.    Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools” for establishing appropriate compensation levels for our NEOs. In addition, when evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, skill sets, experience and current and potential future career path within the Company. For the compensation of the NEOs other than the CEO, the main participants in our compensation process are the Committee, its independent compensation consultant and two members of management—the CEO and the CHRO. The Committee has ultimate authority over compensation decisions for the NEOs other than the CEO. The process for establishing the compensation of our NEOs other than the CEO is as follows:

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Compensation of Executive Officers and Directors

We believe that management’s participation in the compensation process is critical to an equitable program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and our focus on risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board, including those annual objectives that are intended to further our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the CEO, who reviews and adjusts them, as necessary, and then presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

With respect to the CEO, the independent directors of our Board have the ultimate authority over compensation decisions. The process for establishing the compensation of our CEO is as follows:

Benchmarking Compensation

We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

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For 2019 compensation, we benchmarked each of the primary components of our 2019 compensation program, as well as the 2019 total target cash and direct compensation for each NEO, to external market reference points. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short- term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives. To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

Primary Compensation Peer Group.    On an annual basis, management prepares, and the Committee reviews and approves, a group of peer companies to serve as the primary compensation peer group that is relevant for evaluating executive officer compensation. For 2019 benchmarking, the Committee approved the following peer companies:

2019 Peer Group *	Mortgage Insurance Competitor	Services Competitor	List Radian as a Peer	Business
Arch Capital Group Ltd.	X		X	Mortgage Insurance
Black Knight, Inc.		X		Mortgage & Real Estate Services
CoreLogic, Inc.		X		Mortgage & Real Estate Services
Essent Group Ltd.	X		X	Mortgage Insurance
Fidelity National Financial, Inc.		X		Title & Other Real Estate Services
First American Financial Corporation		X		Title & Other Real Estate Services
Genworth Financial, Inc.	X		X	Mortgage Insurance
MGIC Investment Corporation	X		X	Mortgage Insurance
Nationstar Mortgage LLC d/b/a Mr. Cooper		X		Mortgage Servicing & Lending
NMI Holdings, Inc.	X		X	Mortgage Insurance
Old Republic Title Insurance Group, Inc.		X		Title & Other Real Estate Services
PennyMac Loan Services, LLC		X	X	Mortgage Servicing & Lending
Stewart Information Services Corp.		X	X	Title & Other Real Estate Services

(in millions)	2019 Peer Median (1)	Radian (1)
Revenue	$1,856	$1,222
Market Cap	$3,939	$3,481

*

The Committee made no changes to our primary compensation peer group for 2019 benchmarking. For 2020 benchmarking, the Committee replaced Fidelity National Financial, Inc. with Assured Guaranty Ltd. to improve the equivalence of the peer group to the Company from a revenue perspective.

(1)	Determined as of August 2018 in connection with the assessment of our Primary Compensation Peer Group for benchmarking 2019 compensation.

We believe the companies included within our 2019 primary compensation peer group were appropriate to consider in evaluating 2019 compensation based on the following:

•	In most cases, the roles and responsibilities of our NEOs were sufficiently similar to the equivalent executive positions within the primary compensation peer group;

•	They represented our primary competition for talent; and

•	We consider them as primary competitors of our MI or Services business, or otherwise having significant operations in the mortgage and real estate industry.

From time to time, third parties such as proxy advisory institutions establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee reviews these peer groups in the ordinary course but does not utilize these peer groups for the purpose of evaluating our NEOs’

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compensation and the Company’s performance, mainly because the Committee believes the primary compensation peer group approved by the Committee represents the most appropriate compensation peer group for the Company for the reasons discussed above.

Financial Services and General Industry Reference Points.    Because we compete for talent in markets other than those in which we compete for business, we also use broader financial services and general industry compensation reference points.

For benchmarking 2019 compensation, the financial services data and the general industry data were compiled by Willis Towers Watson, an independent third-party, from 224 organizations that participate in Willis Towers Watson’s Financial Services Executive Compensation Database (Financial Services) and from 811 organizations across a range of industries that participate in Willis Towers Watson’s General Industry Executive Compensation Database (General Industry).

For these two benchmark references, we used pre-established subsets of companies contained in the databases of Willis Towers Watson, so that we compared our NEOs’ compensation to that of companies of reasonably similar size to us. The subsets were based on standard revenue ranges that are provided in published compensation surveys. We did not select or have any influence over the companies that participated in these surveys, and we were not made aware of the companies that constituted these reference points. The subset of companies we used consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data was focused on companies with assets of less than $15 billion and revenues of less than $2 billion, while the general industry data was composed of companies with revenues of less than $3 billion.

We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group, if available. For each executive officer, the Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group, depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in October 2018 for the purpose of setting 2019 total target direct compensation (expressed as a percentile of the benchmarked group) were as follows:

Executive Officer	Primary Compensation Peer Group Reference Point	Financial Services Reference Point	General Industry Reference Point
Mr. Thornberry	At 50th	Between 50th and 75th	Between 50th and 75th
Mr. Hall	Below 50th	At 50th	Below 50th
Mr. Brummer	Below 50th	Between 50th and 75th	Not Applicable (1)
Mr. Hoffman	Below 50th	Between 50th and 75th	At 50th
Mr. McMahon	Below 50th	Above 75th	At 75th
(1) Positions within the relevant benchmarked group were not sufficiently similar to the NEO’s role to provide an appropriate benchmark for compensation evaluation purposes.

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As our benchmarking process for 2019 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Internal Equity

While external benchmarking is important in assessing the overall competitiveness of our executive compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our CEO and the Committee have sought to achieve internal equity among our executive officer group, as appropriate, when setting the components of compensation.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization as well as comparing the differences in compensation among various organizational levels. For 2019 compensation, the Committee compared the compensation for each NEO (other than the CEO) against his peers in the executive officer group, making changes as appropriate to preserve internal equity among the executive officers other than the CEO. Although we monitor the difference in pay between the CEO and the other executive officers, given the uniqueness of the CEO position and the breadth of his responsibilities, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating a NEO’s compensation.

IV. Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary components, as highlighted by our CEO’s pay mix:

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A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. The following table provides the level of base salary for each of the NEOs:

Executive Officer	2019 Base Salary	2020 Base Salary (1)
Mr. Thornberry	$800,000	$900,000
Mr. Hall	$425,000	$450,000
Mr. Brummer	$475,000	$500,000
Mr. Hoffman	$425,000	$450,000
Mr. McMahon	$425,000	$425,000

(1)

Mr. Thornberry’s salary was increased to improve competitiveness against the primary compensation peer group established for 2020 compensation benchmarking, as discussed above. Mr. Brummer’s salary was increased to reflect his additional responsibilities following his promotion to President, Mortgage. Base salaries for Messrs. Hall and Hoffman were increased to: (i) improve market competitiveness against our 2020 primary compensation peer group and (ii) reflect an increase in their responsibilities.

B.    Short-Term Incentive Program

This discussion refers to the 2019 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2019 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

Overview of Annual Program Design

Each year, the Committee brings a fresh perspective to designing our STI program, with a primary focus on creating a program that appropriately motivates the NEOs to achieve those financial and strategic objectives that are critical to driving long-term value for our stockholders. In designing the STI program each year, the Committee is guided by the following principles:

•	Metrics should align with and support our strategic plan, should be appropriately tailored to drive long-term value creation, and should not incent excess risk-taking

•	STI metrics should not overlap with LTI metrics

•	Ensure a continuity of focus by avoiding significant year-to-year changes, unless changes are necessary to align our compensation programs with changing business needs and priorities

•	Increase transparency and a line-of-sight for the NEOs and others by avoiding complexity wherever possible

•	Discretion should be limited and used only where necessary

Our STI/MTI Plan allows the Committee to design cash incentive programs for performance periods of up to two years, with the STI period covering the first calendar year in which the award is granted, and if included, an MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). Management and the Committee annually assess whether to include an MTI component as part of this cash incentive program. Consistent with its approach in 2018, for 2019, the Committee determined not to include an MTI component, primarily to avoid the discretion and complexity associated with it and to promote a unified and consistent “One Radian” approach for all of our business lines, which makes the MI-centric approach used in the past for the MTI component (i.e., MI portfolio profitability) less attractive and relevant.

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2019 Short-Term Incentive Analysis

2019 STI Funding Level

For 2019, the funding level for the NEOs’ STI awards was determined based on the Committee’s assessment of the Company’s performance against a shared set of financial performance metrics weighted at 65% and strategic objectives weighted at 35%.

Financial Performance Metrics

The following table highlights: (i) the metrics, corresponding targets (as applicable), and weightings for each performance area; (ii) the Company’s actual performance against these targets (as applicable); and (iii) the percentage payout for each area of performance:

Performance Area and Weighting	Metric	2019 Performance Level (1)					2019 Result	Metric Weighting	% of Target Achievement
		Threshold	Target: low End	Target	Target: High End	Maximum
Financial Performance Metrics (65% Weighting)	Adjusted Diluted Net Operating EPS	$2.07	$2.82	$2.82	$2.97	$3.27	$3.21	40%	182%
	Adjusted Operating Leverage	-5%	-	3.5%	-	9%	10%	20%	200%
	New Insurance Written (NIW)	$40B	$50B	$55B	$60B	$70B	$73B	20%	200%
	Return on Capital	10%	14%	15%	16%	18%	20%	20%	200%

Discretionary Adjustment (2):									-5%
Final Achievement of Financial Performance Metrics:									188%
Weighted Achievement of Financial Performance Objectives (188% x 65%):									122%

(1)

Measured quantitatively, with performance relative to target resulting in the following funding levels: at or below Threshold = 0%; Target Low End = 90%; Target = 100%; Target High End = 110%; at or above Maximum = 200%. Funding percentages are interpolated for results between the referenced funding levels.

(2)

For the financial performance metrics, the Committee had discretion to adjust the quantitative results negatively or positively by up to 15%, primarily to reflect factors impacting results that were not contemplated at the time targets were established. For 2019, the Committee applied a 5.0% negative adjustment to our quantitative results to reflect the impact of: (i) a greater than anticipated market size for NIW and (ii) the adjustments to unearned premiums on Adjusted Diluted Net Operating EPS and Adjusted Operating Leverage.

Adjusted Diluted Net Operating EPS (182% Achievement)

Measured as (A) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, divided by (B) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.

On a consolidated basis, adjusted pretax operating income and adjusted diluted net operating income per share are non-GAAP financial measures. See pages 74 to 76 of our 2019 Form 10-K for definitions of our non-GAAP financial measures including reconciliations of the most comparable GAAP measures of consolidated pretax income and diluted net income per share to our non-GAAP financial measures of adjusted pretax operating income and adjusted diluted net operating income per share.

2019 Target Setting

The target for 2019 STI ($2.82 per share) represented an increase of $36 million or 5% over our 2018 actual performance of $2.69 per share. For 2019, targets and performance were measured on an after-tax basis, as compared to 2018 STI performance, which was measured using adjusted diluted net operating income on a pre-tax basis.

We established our 2019 target to reflect our goals of managing expenses, increasing revenues by $95 million through growth in our businesses and investment income, and executing our planned capital actions to reduce interest expense. Our 2019 target was expected to be particularly challenging compared to 2018 actual performance given that we anticipated an increase in operating expenses and an expected year-over-year increase in losses due to the positive loss environment in 2018 that was not expected for 2019.

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Adjusted Operating Leverage (200% Achievement)

Measured as the cumulative annual percentage change in adjusted operating revenue (AOR) compared to the percentage change in adjusted operating expenses (AOE) for each of our business segments, weighted based on projected 2019 revenues for the segments of MI and Services, with each segment’s Adjusted Operating Leverage calculated as the annual percentage change in AOR (which consists of net premiums earned—insurance, plus Services revenue and other income) less the annual percentage change in AOE (which consists of policy acquisition costs, cost of services and other operating expenses and restructuring and other exit costs, but excluding impairment of other long-lived assets and gains (losses) from the sale of lines of business). Also, excluding where applicable for revenues/expenses the impact of: (i) 2019 acquisitions; (ii) capital related transactions, including reinsurance transactions; and (iii) any change in expense due to the calculation of estimated 2019 short-term incentive awards as compared to target.

2019 Target Setting

We changed our methodology for calculating this metric between 2018 and 2019 to measure performance on a weighted segment basis, which was intended to better incent performance at the segment level. As a result of this change, the 2019 target is not directly comparable to 2018 actual performance. However, for context in assessing the rigor of our 2019 target, the 2019 target (calculated as contemplated in 2018) reflected expected growth of 7.7% and 24.0% in MI and Services revenues, respectively, and an expected increase in MI and Services expenses of 5.5% and 13.1%, respectively. In both of our business segments, planned expense growth included the impact of continued investments to support execution of our strategic objectives, which required more stringent management of ordinary course operating expenses.

New Insurance Written (200% Achievement)
Measured as new, traditional MI business and the NIW equivalent of new insurance written through non-traditional MI executions such as our participation in the GSEs credit risk transfer transactions.
2019 Target Setting

NIW targets for any particular year are not directly comparable to actual NIW performance in the immediately prior year given that NIW expectations largely are reset each year based on the projected size and composition of the mortgage market, among other variables.

The NIW target for 2019 STI ($55 billion) represented a 5% decrease compared to our 2018 actual performance of $57.9 billion. Our target for 2019 was established primarily based on: (i) the projected size of the mortgage market (using an average of estimates from the Mortgage Bankers Association, Fannie Mae and Freddie Mac); (ii) our estimate of the private MI industry’s share of the mortgage origination market (i.e., the use of private MI as compared to FHA or other forms of credit enhancement); (iii) our projection regarding our market share; and (iv) the negative impact on our NIW associated with heightened competition in the MI industry, including our strategic focus on writing only NIW that we viewed as generating an acceptable level of economic value.

Return on Capital (200% Achievement)

Measured as the projected return (including projected investment income and the impact of reinsurance but excluding debt leverage) on capital required by PMIERs for 2019 on traditional mortgage insurance NIW.

2019 Target Setting

The target for 2019 STI of 15% represented a decrease compared to our 2018 actual performance of 18.5%. The 2019 target was set below 2018 actual performance primarily because the 2018 result was favorably impacted by the 2017 tax law changes that generated elevated full-year results for 2018. This benefit largely had dissipated by the end of 2018 due to increased price competition. In addition, 2019 actual results were benefited by the ILN, and the corresponding reinsurance on 2019 NIW, that we successfully executed. When establishing return targets, we do not give effect to the potential impact of reinsurance through mortgage insurance-linked notes because we are not certain that this form of execution will be available to us on attractive terms.

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Strategic Objectives

Strategic objectives are measured qualitatively, taking into consideration the various factors that influence our NEOs’ decision-making throughout the performance period. The following tables highlight: (i) the metrics and weightings for each performance metric; (ii) the percentage payout achieved for each performance metric; and (iii) for each performance metric, the 2019 performance highlights on which the related payout was based:

Performance Area and Weighting	Metric	Metric Weighting	% of Target Achievement
Strategic Objectives (35% Weighting)	One Company	20%	125%
	Risk Management	20%	200%
	Diversify and Grow	20%	90%
	Operational Excellence	20%	125%
	Capital and Liquidity	20%	175%

Achievement of Strategic Objectives:			143%
Weighted Achievement of Strategic Objectives (143% x 35%):			50%

One Company (125% Achievement)
Operating with a shared purpose, values and strategy across the organization to drive engagement, develop our talent, increase stockholder value and enhance the value proposition to customers
2019 Performance Highlights

•   Launched our new “One Radian” brand to unify our businesses and drive our corporate mission and values

•   Prioritized talent management and engagement by: conducting an in-depth talent review of our officer positions and instituting development plans; conducting an enterprise-wide talent engagement evaluation; and launching a formal Inclusion and Diversity (“I&D”) initiative, including development of an I&D plan and conducting I&D bias training workshops

•   Launched a joint MI and Services initiative to review and integrate our data/analytics/modeling inventories and capabilities and process for sharing related knowledge and ideas

Risk Management (200% Achievement)

Ensure the Company maintains comprehensive enterprise risk management, including credit, operational, underwriting, counterparty, and risk/return discipline based on sound data and analytics, with an emphasis on risk culture, positive economic value, compliance and long-term profitability

2019 Performance Highlights

•   Launched RADAR Rates pricing engine in early 2019 (adopted by 75% of active customers), which enables us to better manage the risk/return profile of our insured portfolio and grow economic value in desired markets

•   Further developed a framework focused on economic value generation to assist in assessing and setting MI pricing

•   Expanded our proprietary customer segmentation framework and increased organizational accessibility and utilization

•   Closed our second ILN transaction, in which Radian Guaranty obtained $562 million of credit risk protection, providing both PMIERs and rating agency capital relief and further distributing through-the-cycle risk to capital and reinsurance markets, intended to reduce volatility in the event of a credit downturn

2020 Proxy Statement 45

Compensation of Executive Officers and Directors

Diversify and Grow (90% Achievement)

Leverage our core competencies to enhance our value proposition to customers, grow our traditional MI business in innovative ways, and meaningfully expand our presence in the mortgage and real estate value chain beyond traditional MI

2019 Performance Highlights

•   Achieved a record level of NIW (flow basis) in 2019, through disciplined and balanced focus on customer relationships and economic value

•   Continued to grow insurance-in-force (9% over 2018) and increase the economic value of our insurance portfolio

•   Strategically transitioned the MI business in implementing RADAR Rates and other innovative pricing structures and with respect to our approach to sales and customer management, underwriting and portfolio analytics

•   Continued to profitably grow our GSE Credit Risk Transfer (CRT) portfolio from $197 million to $289 million

•   Failed to achieve targeted financial objectives for our Services business, but continued to reposition this strategic area to focus on core, high value businesses, including positioning non-core businesses for disposition, which was completed in January 2020

Operational Excellence (125% Achievement)

Enhance the quality, efficiency and performance of our operations and product and service delivery, applying technology as appropriate, to positively differentiate our business and enhance the customer experience and grow stockholder value

2019 Performance Highlights

•   Implemented a new technology platform for our Title business, neared completion of a large, transformative technology modernization project for our MI business and implemented robotics automation in various Services business to improve efficiency

•   Launched risk-informed underwriting that provides automated MI underwriting decisioning and improved MI underwriting productivity by 16% over 2018 results

•   Finalized and filed new Uniform MI Master Policy nationwide

Capital and Liquidity (175% Achievement)

Optimize our capital and liquidity to achieve strategic objectives by ensuring ongoing compliance with the PMIERs, increasing financial flexibility, and continuing to make meaningful progress towards investment grade ratings

2019 Performance Highlights

•   Closed our second ILN transaction (See above under “Risk Management”)

•   Returned $375 million of capital from Radian Guaranty to Radian Group

•   Restructured our senior debt through new issuances, repurchases and redemptions, which lowered financing costs and improved our debt maturity profile

•   Purchased $300 million (13.5 million shares) of our common stock in 2019

46 2020 Proxy Statement

Compensation of Executive Officers and Directors

Total 2019 STI Funding Level

The total funding level for the 2019 STI award was derived based on the combined percentages achieved for the financial performance metrics and strategic objectives, weighted 65% and 35%, respectively. Based on the discussion above regarding 2019 performance against the metrics, the 2019 STI funding was calculated as follows:

2019 STI Payouts for NEOs

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our Board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee (or the independent directors in the case of the CEO), as discussed in “III. Compensation Process and Oversight” above. By tying the STI award to our annual operating plan, the Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.

At the end of each performance year, each NEO (other than the CEO) provides a performance self-assessment to the CEO and the CEO provides a similar self-assessment to the Committee, in each case including his level of attainment of the specified performance goals. The CEO reviews the performance of each NEO (other than himself) against his respective performance goals and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.

The Committee (or the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals (as reflected by the STI funding level discussed above) is the primary consideration for the STI awards, the Committee or the independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. For each NEO, the Committee or the independent directors may weight the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance.

2020 Proxy Statement 47

Compensation of Executive Officers and Directors

The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2019 STI performance (column a); (ii) the NEO’s target 2019 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2019 STI performance and paid as the annual incentive award to the NEO (column c); and (iv) individual performance highlights for each NEO (column (d)).

Name	(a) 2019 Maximum STI Award ($)	(b) 2019 Target STI Award ($)	(c) 2019 Total Amount Awarded ($ and % of Target) ($)	(d) Individual Performance Highlights
Mr. Thornberry	3,000,000	1,500,000	3,000,000 200%

Mr. Thornberry received an award above the 2019 STI funding level based on his leadership in overseeing:

•   The Company’s exceptional financial and business performance and the successful execution of our strategic priorities.

•   The transformation of our MI business to achieve record-breaking primary flow NIW in the midst of a dynamic shift in pricing delivery, competition and sales.

•   The repositioning of our Services segment for profitable growth through investments in talent, facilities, and technology, while refocusing on core, high value businesses and positioning various non-core businesses for a disposition that was completed in January 2020.

•   Our risk management culture, including by leveraging our strong, analytics-driven risk management platforms and experienced team to drive growth in the economic value of our MI portfolio, to evolve our risk-based pricing platforms to navigate challenging competitive dynamics and increase customer optionality and solutions, and to execute high-value risk distribution strategies.

•   The planning and execution of a capital plan that enhanced our return on capital, increased Radian Guaranty’s financial position under the “PMIERs” and strengthened Radian Group’s liquidity position.

•   The “One Radian” approach to our working environment, our businesses and our customer solutions, including our brand, mission and values, talent management, the institution of a formal I&D program, and the integration of our data/analytics and modeling inventories.

•   Operational excellence throughout the organization, including implementation of risk-informed underwriting, new technology platforms and robotics automation to improve efficiencies.

•   The achievement of a one-year TSR of 53.8% and a rating agency upgrade in 2019, including for Radian Guaranty, our principal MI subsidiary.

See “—II. Executive Summary—Our 2019 Performance” and “—IV. Primary Components of Compensation—B. Short-Term Incentive Program—2019 Short-Term Incentive Analysis” for additional information regarding our performance.

Mr. Hall	850,000	425,000	850,000 200%

Mr. Hall received an award above the 2019 STI funding level based on his:

•   Successful execution of capital and liquidity related actions that enhanced our return on capital, increased Radian Guaranty’s financial position under the PMIERs, strengthened our liquidity position, lowered our financing costs and improved our debt maturity profile.

•   Efforts to enhance our financial flexibility, allowing us to purchase $300 million (13.5 million shares) of our common stock in 2019.

•   Leadership of our strategic planning process, which included enhancements to improve comprehensive modeling and ensuring its consistent application throughout the scenario planning process.

•   Focus on driving organizational expense management, which exceeded our targets.

•   Proactive evaluation of M&A opportunities to complement our strategy, including the disposition of our Clayton businesses.

48 2020 Proxy Statement

Compensation of Executive Officers and Directors

Name	(a) 2019 Maximum STI Award ($)	(b) 2019 Target STI Award ($)	(c) 2019 Total Amount Awarded ($ and % of Target) ($)	(d) Individual Performance Highlights
Mr. Brummer	1,050,000	525,000	1,050,000 200%

Mr. Brummer received an award above the 2019 STI funding level based on his:

•   Leadership in transforming our MI business with respect to pricing strategies/delivery, sales/customer management, risk management, MI underwriting and risk distribution.

•   Successfully launching the RADAR Rates MI pricing engine, supporting record growth in primary flow NIW, while managing economic value, projected returns, and the risk profile of the portfolio.

•   Profitably growing our non-traditional MI risk management business, including the Company’s CRT portfolio.

•   Expanding the Company’s use of risk distribution to improve Radian Guaranty’s expected return on required capital and financial position under the PMIERs and to manage the Company’s insured portfolio.

•   Further developing our use of data analytics to support our core expertise in managing mortgage risk.

Mr. Hoffman	850,000	425,000	850,000 200%

Mr. Hoffman received an award above the 2019 STI funding level based on his:

•   Management of several important litigation and regulatory matters and examinations.

•   Oversight of the legal execution of the Company’s pricing strategy and capital plan to further strengthen our financial and liquidity positions and provide for a return of capital to stockholders.

•   Oversight of legal and HR matters related to the Company’s “One Radian” strategic initiative, including the delivery of HR programs such as improved HR information systems and a formal I&D program to strengthen our culture and talent development, as well as an internal corporate restructuring to support our business alignment and go-to-market presence.

•   Restructuring of our government relations function, successfully realigning trade association participation and relaunching the Radian PAC program.

•   Proactive evaluation of M&A opportunities to complement our strategy, including the disposition of our Clayton businesses.

Mr. McMahon	850,000	425,000	825,000 194%

Mr. McMahon received an award above the 2019 STI funding level based on his:

•   Sales leadership in producing $71 billion of flow NIW, which set a company record and marked our fourth consecutive year of record-breaking annual volume.

•   Partnering with Risk Management to develop and execute common goals for successfully navigating the evolving competitive environment through innovative pricing solutions and a focus on maximizing economic value.

•   Driving our “One Radian” enterprise sales approach to strengthen our customer value proposition and change the way customers view Radian in the marketplace.

•   Executing a strategic plan to diversify and grow our Real Estate and Title businesses.

In prior years, we reported the STI awards paid to our NEOs as a “Bonus” due to the nature of the performance objectives and degree of discretion that potentially could be exercised by the Committee. In more recent years, the STI awards have become more formula-based and are conditioned upon the achievement of performance targets that are pre-established and communicated to the executive officer, and the outcome with respect to the relevant performance targets is substantially uncertain at the time the targets are established. Accordingly, for 2019, the STI awards are no longer classified as “Bonus” and instead are reflected as “Non-Equity Incentive Plan Compensation.”

2020 Proxy Statement 49

Compensation of Executive Officers and Directors

C.    Long-Term Incentive Program

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the types of awards that would best complement our existing LTI program to enhance long-term stockholder value. As part of its assessment, the Committee considers, among other things, the following factors:

•	Whether the awards will effectively motivate the NEOs to achieve rigorous, performance-based objectives in line with our long-term strategic vision for the Company;

•	Whether the awards will remain motivational and retentive through various economic cycles;

•	The potential financial, accounting and tax impact of the awards;

•	Whether the award objectives will be clear to the NEOs, stockholders and other constituencies;

•	The potential impact of the awards on risk behavior; and

•	Input from our stockholders with respect to the form and performance metrics for our awards.

LTI Awards Granted in 2019

For 2019, the Committee granted annual LTI awards to our NEOs comprising the following:

For 2019, the Committee chose these LTI components to:

•	Focus our NEOs on driving growth in our book value, which more than any other performance metric, best reflects our ultimate success in executing upon our strategic plan; and

•	Ensure that the annual LTI awards continue to include a retention component through various business and economic cycles.

The Committee chose the mix of time-based and performance-based awards to ensure the award was predominantly performance-based, but also to ensure that a meaningful number of RSUs would vest annually for our NEOs, creating an on-going retention element to our LTI program that would persist through various business and economic cycles. See “—II. Executive Summary–Our 2019 Executive Compensation Program–Two-Thirds of 2019 Annual LTI Awards are Performance-Based, Requiring Strong Absolute Growth in Book Value. Failure to Perform Over the Long-Term Would Significantly Diminish our NEOs’ Realized Pay” above.

2019 Performance-Based RSUs

The 2019 Book Value RSU (“BV RSU”) awards will vest on May 15, 2022, based on the attainment of specified performance goals, subject to certain conditions that could accelerate their vesting. Each vested BV RSU will be payable in one share of the Company’s common stock.

50 2020 Proxy Statement

Compensation of Executive Officers and Directors

On the vesting date, each NEO will become vested in a number of BV RSUs (from 0 to 200% of his BV RSU target, the “BV Performance Level”) based on how the Company’s cumulative growth in LTI Book Value per Share (as defined below) over a three-year performance period (from March 31, 2019 through March 31, 2022) compared to the following reference points:

3-Year LTI Book Value per Share Growth (1)	BV Performance Level (1) (% of BV RSU Target)
≥60%	200%
50%	150%
40%	100%
30%	50%
<20%(2)	0%

(1)	If the Company’s growth in LTI Book Value per Share falls between two referenced percentages, the BV Performance Level will be interpolated.

(2)	If the Company’s growth in LTI Book Value per Share is less than 20%, the BV Performance Level will be zero.

The Company’s “LTI Book Value per Share” is defined as: (A) book value, adjusted to exclude: (1) accumulated other comprehensive income; and (2) the impact, if any, during the three-year performance period from declared dividends on common shares; divided by (B) basic shares of common stock outstanding.

The BV RSUs include a one-year holding period after vesting, such that the vested BV RSUs will not be convertible into shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary of the vesting date of the BV RSUs. However, as set forth in the applicable grant instrument, the post-vesting holding period will not apply in certain circumstances, such as: (i) the Executive’s death or disability; (ii) an Involuntary Termination (as defined below) in connection with a change of control before the end of the performance period; or (iii) the occurrence of a change of control after the end of the performance period.

The treatment of the BV RSU awards upon the occurrence of certain employment termination events is described under “—Termination of Employment Events” below, and the BV RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the three-year performance period, absent an Involuntary Termination (as defined below), the BV RSUs will become vested at the end of the three-year performance period in an amount equal to the projected BV Performance Level for the full performance period, estimated as of the end of the fiscal quarter immediately prior to the change of control (the “CoC Performance Level”).

2019 Time-Based RSUs

The Time-Based RSUs are scheduled to vest in pro rata installments on each of the first three anniversaries of the grant date (i.e., May 15, 2020, May 15, 2021 and May 15, 2022), as long as the NEO is an employee of Radian on the vesting date.

2020 Proxy Statement 51

Compensation of Executive Officers and Directors

Termination of Employment Events

Generally, the 2019 LTI Awards would be treated as follows if the Executive’s employment is terminated for the following reasons:

Termination Event	BV RSUs	Time-Based RSUs
Voluntary Termination	All unvested BV RSUs are forfeited	All unvested Time-Based RSUs are forfeited
Involuntary Termination* (No Change of Control)

•  Except as set forth below, the target number of BV RSUs will be prorated for the number of months served between the grant date and date of termination, with vesting occurring on the original vesting date at the BV Performance Level

•  If terminated within six months of the grant date, the BV RSUs will be forfeited

•  If terminated during the six-months prior to the original vesting date, the target BV RSUs will not be prorated (NEO is eligible for full value of award)

•  If terminated on or before the first anniversary of the grant date, 33% of the Time-Based RSUs will automatically vest, and the remaining Time-Based RSUs will be forfeited

•  If terminated after the first anniversary of the grant date, any unvested Time-Based RSUs will automatically vest on the date of termination

Involuntary Termination* (Occurring 90 Days Before or One Year After Change of Control)	Accelerate vesting of BV RSUs as of the termination date (or, if later, on the date of the Change of Control) at the CoC Performance Level	Accelerate vesting of Time-Based RSUs in full on the termination date (or, if later, on the date of the Change of Control)
Death / Disability	Accelerate vesting of BV RSUs as of the date of death or disability at the BV RSU Target or CoC Performance Level if a change of control has occurred	Accelerate vesting of Time-Based RSUs in full on date of death or disability
Retirement	BV RSUs are not forfeited and vest on the original vesting date at the BV Performance Level or on the date of a change of control at the CoC Performance Level if a change of control has occurred	Accelerate vesting of Time-Based RSUs in full on retirement date

*	An “Involuntary Termination” is generally defined as a termination of the NEO’s employment by the Company other than for “cause” or an Executive’s termination of employment for “good reason.”

The 2019 LTI Awards include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for the “Restricted Period” (a period of 18 months with respect to Mr. Thornberry and a period of 12 months for each of the other NEOs) following termination of the NEO’s employment for any reason.

Dividends on LTI Awards

In February 2020, the Committee and Board approved an amendment of outstanding LTI awards held by eligible employees, including the NEOs, to add dividend equivalent rights to such awards (the “Equity Amendment”). The Equity Amendment was made in conjunction with the Board’s approval of an increase in the quarterly dividend to the Company’s stockholders from $0.0025 per share to $0.125 per share, effective for the first quarter of 2020. The Committee approved the Equity Amendment to further align the Company’s long-term incentive compensation program, including outstanding LTI awards, with the interests of its stockholders.

52 2020 Proxy Statement

Compensation of Executive Officers and Directors

In general, the Equity Amendment provides that upon the declaration and payment by the Company of a cash dividend on its common stock, each holder of an eligible LTI award will be entitled to receive a dollar amount equal to the per-share cash dividend paid by the Company (a “Dividend Equivalent”) multiplied by the total number of RSUs subject to such award, with the number of performance-based RSUs initially measured at target and adjusted at vesting based on performance under the award. Any Dividend Equivalents credited to an LTI award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award, including, as it relates to the performance-based RSUs, the requirement that certain specified performance conditions be met.

Dividend Equivalents will accrue on unvested LTI awards in a non-interest bearing book account and will not be paid to holders prior to vesting of the LTI awards. Such Dividend Equivalents, as adjusted to take into account achievement of the applicable performance goals with respect to performance-based RSUs, will be paid in cash when the LTI awards vest. If and to the extent that the underlying LTI awards are forfeited, all related Dividend Equivalents will be forfeited. For vested LTI awards that are subject to a post-vesting holding requirement, after the LTI awards vest, Dividend Equivalents will be paid in cash when dividends are paid on the underlying common stock of the Company.

The Equity Amendment does not apply to certain LTI awards granted in 2016 and 2017 to (i) currently identified “covered employees,” within the meaning of Section 162(m) of the Internal Revenue Code and (ii) LTI awards granted to the Company’s Chief Financial Officer, because these awards may be “grandfathered” under the rules applicable to Section 162(m).

Set forth below are the LTI awards held by the NEOs that are subject to the Equity Amendment as of February 11, 2020 (the effective date of the amendment):

Named Executive Officer	Performance- Based RSUs (#)*	Time-Based RSUs (#)
Richard G. Thornberry	264,070	152,788
J. Franklin Hall	53,480	20,292
Derek V. Brummer	64,210	28,184
Edward J. Hoffman	53,480	23,706
Brien J. McMahon	50,220	21,544

*

Represents the target number of RSUs awarded. The number of RSUs that actually vest, if any, will depend on the level of achievement of certain performance conditions specified in the terms of the award.

Stock Ownership

Consistent with our compensation philosophy, we believe that executive management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the long-term interests of our stockholders.

Under our stock ownership guidelines, within three years of being designated an executive officer, Mr. Thornberry and the other NEOs are required to hold shares with a minimum aggregate market value equal to 7 times base salary and 2.5 times base salary, respectively. In addition, our 2016 through 2019 performance-based RSUs include a one-year, post-vesting share retention period applicable to all NEOs.

As of December 31, 2019, each of our NEOs was in compliance with our stock ownership guidelines. A NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to the NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.

V. Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites.

2020 Proxy Statement 53

Compensation of Executive Officers and Directors

A.    Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.

Savings Plan

The Savings Plan serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6.0% of eligible pay for 2019). Each of the NEOs participated in the Savings Plan in 2019.

Benefit Restoration Plan

We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. See “—Nonqualified Deferred Compensation” below. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons:

•

Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($280,000 for 2019) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.

B.    Deferred Compensation

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of cash received under their STI/MTI awards and the shares associated with the vesting of RSUs. Deferring cash compensation allows executive officers to invest such amounts during the deferral period. The deferred compensation program complies with the requirements of applicable IRS regulations. See “—Nonqualified Deferred Compensation” below.

C.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2019, Mr. Thornberry received no perquisites, and the perquisites for each of our other NEOs represented less than 2% of total salary.

54 2020 Proxy Statement

Compensation of Executive Officers and Directors

VI. Severance Agreements

The Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. We want our NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing severance agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Providing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

Consistent with these objectives, we have put in place for each of the NEOs a consistent and reasonable approach to severance. In general, our current agreements provide each NEO with a multiple of the sum of their base salary and target incentive award under our STI/MTI Plan (two times for Mr. Thornberry and 1.5 times for all other NEOs) as well as a pro-rated target STI/MTI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control absent termination of employment and no gross-up for taxes.

See “—Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VII. Compliance with Internal Revenue Code Section 162(m)

Prior to 2018, Section 162(m) of the Code limited the deductibility of compensation over $1 million paid to a company’s chief executive officer and three next most highly compensated executive officers (other than the chief financial officer). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must have been “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must have been disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits.

Effective since 2018, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed. As a result, compensation in excess of $1 million paid to a Company’s chief financial officer and any executive officers covered by 162(m) in any taxable year after December 31, 2016, is no longer deductible unless it qualifies for transition relief (i.e., grandfathering) applicable to certain arrangements in place as of November 2, 2017. Management and the Committee have evaluated these changes to 162(m) and take them into consideration, along with such other factors as discussed above in “I. Compensation Principles and Objectives,” when structuring future incentive awards for our NEOs and when making decisions regarding existing awards that may be subject to grandfathering. For instance, as discussed above under “—IV. Primary Components of Compensation—C. Long-term Incentive Program—Dividends on LTI Awards,” the Committee determined not to provide for dividends on certain outstanding RSU awards held by our NEOs in order to preserve the 162(m) transition relief that applies to these awards.

VIII. Anti-Hedging, Clawbacks and Pledging of Securities

Our Code of Conduct specifically prohibits our employees and directors from engaging in all forms of speculative transactions in Radian securities. Please

2020 Proxy Statement 55

Compensation of Executive Officers and Directors

see “Corporate Governance and Board Matters—Anti-Hedging Policy” for additional information. The Board has also adopted a clawback policy that:

(1)	requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and

(2)

authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated.

The clawback policy applies to the Company’s executive officers under Section 16 of the Exchange Act (including the NEOs) and any other officer who engaged in fraud or other misconduct in connection with a restatement or overstatement. The clawback policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement.

Compensation and Human Capital Management Committee Report

The Compensation and Human Capital Management Committee of our Board has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2019. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and

Human Capital Management Committee

Gaetano Muzio (Chair)

Howard B. Culang

Lisa W. Hess

Director Compensation

Each year, the Committee reviews and discusses the form and amount of our non-executive director compensation and recommends changes to the Board when it deems them appropriate. As part of this process, the Committee engages the Committee’s independent compensation consultant to perform an annual analysis of the competitive positioning of our director compensation program and to suggest changes, as necessary. In evaluating director compensation, the Committee is guided by the following principles:

•	director compensation should be in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment;

•	directors’ interests should be aligned with the long- term interests of our stockholders;

•	the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and

•	compensation should be consistent with director independence.

Effective January 1, 2019, upon the Committee’s recommendation, the Board approved changes to our non-executive director compensation program that were primarily intended to: (1) eliminate meeting fees in favor of fixed annual cash retainers; and (2) improve the mix of compensation between cash awards and equity awards. Based on these changes, our non-executive director compensation structure currently is as follows:

Annual Cash Retainer(1)
Non-Executive Chairman	$250,000
Other Non-Executive Directors	$110,000
Committee Chair Additional Retainer
Audit	$25,000
Compensation & Human Capital Management	$25,000
Credit Management	$25,000
Governance	$15,000
Finance & Investment	$15,000
Board Meeting Fee(2)	n/a
Annual Equity Compensation(3)
Non-Executive Chairman	$250,000
Other Non-Executive Directors	$130,000

(1)	All non-executive directors receive an annual fee for their Board service, and the chairpersons of our standing committees receive an additional annual fee for their chair services.

(2)	Effective for 2019, separate meeting fees for attending Board and committee meetings were eliminated.

56 2020 Proxy Statement

Compensation of Executive Officers and Directors

(3)

Non-executive directors receive an annual equity award to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders. The amounts in the table represent the grant date fair value of awards granted to our non-executive directors. See “—Equity Compensation” below.

Equity Compensation

Each year, the Committee considers and recommends to our Board the form of annual equity awards to be granted to our non-executive directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-executive directors under our Amended and Restated Equity Plan. The terms of the awards (e.g., cash vs. share settled, vesting, change of control, retirement) are approved by the Board, following a recommendation by the Committee. From 2009 through 2019, the annual equity awards granted to non-executive directors have been in the form of time-based RSUs. Unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-based RSUs.

Vesting of Awards

Beginning with the 2018 annual equity awards, RSUs granted to non-executive directors vest in their entirety one-year from the grant date or earlier upon the director’s retirement, death or disability. RSUs granted to non-executive directors prior to 2018 vest in their entirety three years from the grant date or earlier upon the director’s retirement, death or disability.

Messrs. Wender, Carney, Culang, Muzio and Spiegel currently are retirement eligible (defined as age 65 and five years of service or age 55 and 10 years of service). In addition, the Committee, in its discretion, may accelerate vesting under certain circumstances if the non-executive director has a separation from service, including a separation from service following a change of control.

Conversion of Awards into Shares

The equity awards currently held by non-executive directors generally are not converted into shares until the director’s termination of service with us, notwithstanding the earlier vesting of these awards. Each phantom share or RSU is convertible into one share of our common stock. The outstanding equity awards do not entitle our non-executive directors to voting rights.

Beginning with the annual equity awards to be granted in 2020, RSUs granted to our non-executive directors in the future are expected to be convertible into shares at the time they vest (generally one-year from the date of grant), rather than upon a director’s separation from service, if later. Separately, in order to ensure that directors continue to have substantial pay at risk associated with their annual equity awards for the full tenure of their service to the Company, effective November 2019, the Board increased the non-executive directors’ stock ownership requirements to a multiple of five times the applicable cash retainer. See “—Stock Ownership Requirements” below. This increased ownership requirement is in addition to the structural ownership requirement for our independent directors’ currently outstanding RSUs, which remain non-convertible into shares until the director’s termination of service with us, as discussed above.

Dividends

In February 2020, the Board approved an amendment of outstanding RSUs held by non-executive directors to add dividend equivalent rights to such awards (“Director Equity Amendment”). The Director Equity Amendment was made in conjunction with the Board’s approval of an increase in the quarterly dividend to the Company’s stockholders from $0.0025 per share to $0.125 per share, effective for the first quarter of 2020. The Board approved the Director Equity Amendment to further align the compensation of directors with the interests of the Company’s stockholders.

In general, the Director Equity Amendment provides that upon the declaration and payment by the Company of a cash dividend on its common stock, each non-executive director will be entitled to receive a dollar amount equal to the per-share cash dividend paid by the Company multiplied by the total number of RSUs subject to such award. Any dividend equivalents credited to an RSU award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award.

Dividend equivalents will be credited when dividends are paid on shares of the Company common stock. Dividend equivalents will accrue on unvested equity awards in a non-interest-bearing book account and will not be paid to non-executive directors before vesting of the awards. The dividend equivalents will be paid in cash when the equity awards vest. If and to the extent that the underlying equity awards are forfeited, all related dividend equivalents will be forfeited. For vested

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Compensation of Executive Officers and Directors

equity awards that remain subject to post-vesting holding until a director’s termination of service, dividend equivalents will be paid in cash when dividends are paid on the underlying common stock of the Company, unless the equity award is deferred under the Company’s deferred compensation plans as discussed below.

Any director who joins the Board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly Board meeting immediately following the Company’s annual meeting. Effective through December 31, 2019, directors who left the Board other than for cause (including in the event of retirement, death or disability) were entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award was calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-executive directors.

Nonqualified Deferred Compensation

We maintain a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan allows non-executive directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and shares underlying equity awards, including accrued dividends on such shares. Our non-executive directors are not entitled to participate in our retirement plans. See “Executive Compensation—Nonqualified Deferred Compensation” below for more information.

Stock Ownership Requirements

Our Board views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted meaningful stock ownership guidelines for the Company’s non-executive directors. As discussed above, effective November 2019, the Board increased the directors’ stock ownership requirements from $350,000 (approximately 3xs cash retainer) for non-executive directors other than our non-executive Chairman to a multiple of five times his/her annual cash retainer. The stock ownership requirements for our non-executive Chairman (previously $1,500,000) also were changed to a multiple of five times his cash retainer. Each non-executive director has a period of five-years, measured from the time of he or she joined the Board, to comply with the ownership requirement. Unless a director holds more than the applicable ownership requirement, that director is not permitted to sell shares of the Company, subject to certain limited exceptions. Giving effect to the compliance period, each of our non-executive directors is currently in compliance with our stock ownership requirements.

Other Items

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending Board, committee or other company business meetings and approved educational seminars.

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Compensation of Executive Officers and Directors

The following table provides information about compensation paid to each of our non-executive directors in 2019.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Change to Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
Herbert Wender	263,000	250,000	—	—	513,000
David C. Carney	147,625	130,000	—	—	277,625
Brad L. Conner(1)	—	—	—	—	—
Howard B. Culang	145,625	130,000	—	—	275,625
Debra Hess	58,972	130,000	—	—	188,972
Lisa W. Hess	134,375	130,000	—	—	264,375
Stephen T. Hopkins(2)	219,666	—	—	—	219,666
Lisa Mumford(1)	—	—	—	—	—
Gaetano Muzio	126,034	130,000	—	—	256,034
Gregory V. Serio	134,375	130,000	—	—	264,375
Noel J. Spiegel	122,625	130,000	—	—	252,625
David H. Stevens(2)	7,639	—	—	—	7,639

(1)	Mr. Conner and Ms. Mumford joined the Board on February 13, 2020, and therefore, did not receive compensation for 2019.

(2)	Mr. Hopkins retired from the Board on May 15, 2019. Mr. Stevens joined the Board on March 19, 2019 and resigned from the Board on April 12, 2019.

(3)

Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-executive director who was elected at our 2019 Annual Meeting of Stockholders was awarded 5,768 RSUs (stock settled) on May 15, 2019, with a grant date fair value of $130,000. In addition, Mr. Wender received an additional award of 5,324 RSUs (stock settled) with a grant date fair value of $120,000 for his service as non-executive Chairman. For a discussion of the assumptions used in calculating the grant date fair values, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2019 Annual Report on Form 10-K.

As of December 31, 2019, each of our current non-executive directors held the following number of shares of phantom stock and RSUs:

Name	Shares of Phantom Stock* (#)	Restricted Stock Units (#)
Mr. Wender	57,796	324,083
Mr. Carney	59,904	173,474
Mr. Conner	—	—
Mr. Culang	59,064	173,474
Ms. Debra Hess	—	5,768
Ms. Lisa Hess	—	119,528
Ms. Mumford	—	—
Mr. Muzio	—	98,732
Mr. Serio	—	98,732
Mr. Spiegel	—	119,528

*Includes dividend equivalents to be issued upon conversion of the phantom shares accrued through March 10, 2020.

2020 Proxy Statement 59

Compensation of Executive Officers and Directors

(4)	We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.

Executive Compensation

The following table describes our compensatory and other arrangements with: (1) Mr. Thornberry, our principal executive officer; (2) Mr. Hall, our principal financial officer; and (3) Messrs. Brummer, Hoffman, and McMahon, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2019.

2019 Summary Compensation Table

Name/Title	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard G. Thornberry Chief Executive Officer (Principal Executive Officer)	2019	800,000	—	4,317,074	—	3,000,000	80,800	8,197,874
	2018	800,000	2,775,000	4,800,169	—	1,078,125	80,397	9,533,691
	2017	605,769	1,437,500	4,749,044	—	—	84,503	6,876,816
J. Franklin Hall Senior Executive V.P., Chief Financial Officer (Principal Financial Officer)	2019	425,000	—	1,048,641	—	850,000	31,875	2,355,516
	2018	425,000	735,000	825,345	—	287,500	31,839	2,304,684
	2017	400,000	250,000	625,055	—	316,250	23,309	1,614,614
Derek V. Brummer President, Mortgage	2019	475,000	—	1,233,435	—	1,050,000	43,273	2,801,708
	2018	475,000	975,000	1,012,570	—	353,625	46,656	2,862,851
	2017	450,000	307,500	718,721	—	388,125	30,081	1,894,427
Edward J. Hoffman Senior Executive V.P., General Counsel and Corporate Secretary	2019	425,000	—	1,048,641	—	850,000	39,683	2,363,324
	2018	425,000	785,000	825,345	—	313,375	35,900	2,384,620
	2017	400,000	272,500	625,055	—	388,125	26,452	1,712,132
Brien J. McMahon Senior Executive V.P., Chief Franchise Officer and Co-Head of Real Estate	2019	425,000	—	925,076	—	825,000	52,481	2,227,557
	2018	425,000	700,000	825,345	—	293,250	47,412	2,291,007
	2017	350,000	255,000	686,435	—	339,308	32,667	1,663,410

(1)

For 2017 and 2018, represents the STI award paid to each of our NEOs under our STI/MTI Plan for the performance year in which it was earned. For 2018, each NEO was paid 100% of his STI award for the year earned. For 2017, each NEO was paid 50% of his STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award for 2018. MTI award payments are reported in the “Non-Equity Incentive Plan Compensation” column, as described in footnote (3) below. For 2019, each NEO was paid 100% of his STI award earned and such payments are reported in the “Non-Equity Incentive Plan Compensation” column, as further described in “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(2)

Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating the grant date fair values, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2019 Annual Report on Form 10-K. In accordance with SEC rules, the amounts in the

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“Stock Awards” column include the grant date fair values of the BV RSUs granted in 2019, 2018 and 2017, taking into account our perspective, as of the applicable grant date, regarding the probability for payout of the awards (135%, 175% and 175% for the 2019, 2018 and 2017 awards, respectively). The actual value that may be received by our NEOs will depend on our performance against the applicable performance conditions at the end of the applicable performance period. If the value of the BV RSU awards for 2019, 2018 and 2017 were shown assuming the highest level of the applicable performance conditions were achieved (200%), the amounts reflected for this column in the table above would have been:

	2019 Stock Awards		2018 Stock Awards		2017 Stock Awards
Name	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)
Richard G. Thornberry	4,317,074	5,833,859	4,800,169	5,333,521	4,749,044	5,000,260
J. Franklin Hall	1,048,641	1,417,077	825,345	917,041	625,055	666,924
Derek V. Brummer	1,233,435	1,666,764	1,012,570	1,125,069	718,721	766,890
Edward J. Hoffman	1,048,641	1,417,077	825,345	917,041	625,055	666,924
Brien J. McMahon	925,076	1,250,073	825,345	917,041	686,435	719,952

For Mr. Thornberry, amounts reported for 2017 also include a one-time grant of 53,534 time-based RSUs that were granted on his initial employment date with the Company to further align his interests with the interests of the Company’s stockholders. For Mr. McMahon, amounts reported for 2017 also include a one-time grant of 10,000 time-based RSUs that were granted in connection with our CEO transition and prior to him being designated as an executive officer.

(3)

Represents 100% of the STI award paid to each of our NEOs for 2019 and the MTI award paid to each of our NEOs in 2018 and 2017 pursuant to the target MTI awards established in 2017 and 2016, respectively. As described in footnote (1) above, beginning in 2019, STI awards paid to our NEOs are reflected as “Non-Equity Incentive Plan Compensation.” For more information on this change in the classification of our STI awards and the decision not to establish target MTI awards in 2018 and 2019, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(4)	For 2019, “All Other Compensation” includes the following amounts:

Name	Savings Plan Contributions ($)	Benefit Restoration Plan Contributions ($)	Imputed Income for long-term disability insurance ($)	Imputed income for life insurance ($)	Other ($)		Tax Gross-Ups ($)		Total ($)
Richard G. Thornberry	16,800	43,200	4,056	16,744	—		—		80,800
J. Franklin Hall	16,800	15,075	—	—	—		—		31,875
Derek V. Brummer	16,800	18,825	2,018	1,610	4,020	(a)	—		43,273
Edward J. Hoffman	16,800	15,075	2,167	1,621	4,020	(a)	—		39,683
Brien J. McMahon	16,800	15,075	3,372	4,497	6,544	(b)	6,193	(c)	52,481

(a)	Reflects the value of parking benefits provided to Messrs. Brummer and Hoffman.

(b)	Reflects the value of parking benefits provided to Mr. McMahon ($2,520) plus income recognized in connection with family travel to accompany Mr. McMahon to a business-related event ($4,024).

(c)	Represents tax gross-up payments for income recognized by Mr. McMahon in connection with his and his family’s travel to and attendance at a business-related event.

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Compensation of Executive Officers and Directors

2019 Grants of Plan Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target (#)	Maximum (#)	Target (#)	Maximum (#)	Units (#) (3)	Awards ($) (4)
Richard G. Thornberry	2019	1,500,000	3,000,000
	5/15/2019					51,790	1,166,829
	5/15/2019			113,830	227,660		3,150,245
J. Franklin Hall	2019	425,000	850,000
	5/15/2019					12,580	283,427
	5/15/2019			27,650	55,300		765,214
Derek V. Brummer	2019	525,000	1,050,000
	5/15/2019					14,800	333,444
	5/15/2019			32,520	65,040		899,991
Edward J. Hoffman	2019	425,000	850,000
	5/15/2019					12,580	283,427
	5/15/2019			27,650	55,300		765,214
Brien J. McMahon	2019	425,000	850,000
	5/15/2019					11,100	250,083
	5/15/2019			24,390	48,780		674,993

(1)

Represents the target and maximum STI awards granted under the STI/MTI Plan for 2019. For more information on these target and maximum amounts, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.” These awards do not have a threshold level or equivalent.

(2)

Represents the target and maximum number of shares that may be issued pursuant to the BV RSU awards granted to each of the NEOs under the Amended and Restated Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based on the Company’s absolute growth in LTI Book Value per Share (as defined under the awards). The grant date fair value incorporates our perspective regarding the probability of the payout for this award. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2019—2019 Performance-Based RSUs.” These awards do not have a threshold level or equivalent.

(3)

Represents the 2019 Time-Based RSUs granted to our NEOs. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2019—2019 Time-Based RSUs.”

(4)

Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2019 Annual Report on Form 10-K. For the BV RSUs, the grant date fair value incorporates our perspective as of the grant date regarding the probability for payout of the awards. Actual amounts to be paid to our NEOs will depend on our performance against the applicable performance conditions at the end of the applicable performance period.

62 2020 Proxy Statement

Compensation of Executive Officers and Directors

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($) (1)
Richard G. Thornberry					35,690	(2)	$897,960
					20,472	(3)	$515,076
								134,760	(4)	$3,390,562
								124,580	(5)	$3,134,433
					44,836	(6)	$1,128,074
								300,480	(7)	$7,560,077
					51,790	(8)	$1,303,036
								227,660	(9)	$5,727,926
J. Franklin Hall	7,640	—	$18.42	7/8/2025
	6,440	6,440(10)	$12.16	5/10/2026
					3,414	(3)	$85,896
								22,460	(4)	$565,094
								20,780	(5)	$522,825
					7,712	(6)	$194,034
								51,660	(7)	$1,299,766
					12,580	(8)	$316,513
								55,300	(9)	$1,391,348
Derek V. Brummer	13,130	—	$13.99	5/13/2023
	11,790	—	$15.44	6/16/2024
	8,780	—	$18.42	7/8/2025
	7,410	7,410(10)	$12.16	5/10/2026
					3,924	(3)	$98,728
								25,840	(4)	$650,134
								23,880	(5)	$600,821
					9,460	(6)	$238,014
								63,380	(7)	$1,594,641
					14,800	(8)	$372,368
								65,040	(9)	$1,636,406
Edward J. Hoffman	43,090	—	$2.45	6/5/2022
	9,990	—	$13.99	5/13/2023
	10,260	—	$15.44	6/16/2024
	7,640	—	$18.42	7/8/2025
	6,440	6,440(10)	$12.16	5/10/2026
					3,414	(3)	$85,896
								22,460	(4)	$565,094
								20,780	(5)	$522,825
					7,712	(6)	$194,034
								51,660	(7)	$1,299,766
					12,580	(8)	$316,513
								55,300	(9)	$1,391,348
Brien J. McMahon	50,920	—	$2.45	6/5/2022
	9,140	—	$13.99	5/13/2023
	8,210	—	$15.44	6/16/2024
	6,110	—	$18.42	7/8/2025
	5,155	5,155(10)	$12.16	5/10/2026
					2,732	(3)	$68,737
								17,980	(4)	$452,377
								16,620	(5)	$418,159
					7,712	(6)	$194,034
								51,660	(7)	$1,299,766
					11,100	(8)	$279,276
								48,780	(9)	$1,227,305

2020 Proxy Statement 63

Compensation of Executive Officers and Directors

(1)

Unless otherwise noted, the number of unearned shares or units of stock that have not vested are reported assuming a payout of 100% of the target award level. The dollar amounts shown were calculated based on the closing price of our common stock on the NYSE on December 31, 2019 of $25.16.

(2)	Sign-On RSUs (as defined below) that vest pro rata on the second, third, and fourth anniversaries of the date of grant, subject to certain conditions.

(3)	2017 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(4)

BV RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2019, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(5)

TSR RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2019, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(6)	2018 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(7)

BV RSUs scheduled to vest on May 9, 2021, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2019, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(8)	2019 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(9)

BV RSUs scheduled to vest on May 15, 2022, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2019, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amounts. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(10)	Options scheduled to vest on May 11, 2020.

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Compensation of Executive Officers and Directors

Option Exercises and Stock Vested During 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Richard G. Thornberry	59,797	1,318,257
J. Franklin Hall	69,500	1,556,991
Derek V. Brummer	80,223	1,797,296
Edward J. Hoffman	69,500	1,556,991
Brien J. McMahon	66,362	1,473,974

(1)	The number of shares listed in this column represents the total number of RSUs that vested during 2019. Performance-based RSUs remain subject to a one-year post vest holding period.

(2)	Value realized on vesting reflects the number of RSUs that vested multiplied by the closing price of the Company’s common stock as reported on the NYSE on the vesting date.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of amounts payable under the STI/MTI Plan; and (2) shares that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-executive directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) shares that would otherwise be payable upon the vesting of RSUs.

With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance- based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-executive directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock and any dividend equivalents credited, if applicable. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

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Benefit Restoration Plan

We adopted a nonqualified BRP effective January 1, 2007. Participants in the BRP are entitled, among other things, to the following:

•

Each participant in our prior Supplemental Executive Retirement Plan (the “SERP”), which was terminated effective December 31, 2006, received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date;

•

For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (6.0% for 2019) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions;

•

For each participant who was eligible to receive a transition credit under the Savings Plan when the BRP became effective, we also provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP for the years 2007 through 2011; and

•	Our Board also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our Board has not made any discretionary credits to participants under the BRP.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

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The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs:

2019 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard G. Thornberry	DCP	—	—	—	—	—
	BRP	*	43,200	9,886	—	110,076
J. Franklin Hall	DCP	—	—	—	—	—
	BRP	*	15,075	12,214	—	69,575
Derek V. Brummer	DCP	—	—	—	—	—
	BRP	*	18,825	45,804	—	272,346
Edward J. Hoffman	DCP	—	—	—	—	—
	BRP	*	15,075	14,438	—	139,537
Brien J. McMahon	DCP	—	—	—	—	—
	BRP	*	15,075	15,789	—	111,238

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (“DCP”) and the BRP.

(2)	These amounts are also included in the All Other Compensation column of the 2019 Summary Compensation Table.

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CEO Compensation Arrangements and Agreements

On November 19, 2019, we entered into a new employment agreement with Mr. Thornberry (the “2019 Employment Agreement”) that replaces his previous employment agreement entered into in February 2017 (the “2017 Employment Agreement”) which would have expired by its terms on March 6, 2020. Pursuant to the 2019 Employment Agreement, Mr. Thornberry will continue to serve as the Company’s Chief Executive Officer through December 31, 2023 (the “Initial Term”). The 2019 Employment Agreement further provides that after the Initial Term, the 2019 Employment Agreement will automatically renew for an additional one-year term unless either party provides the other with at least 90 days’ written notice of termination prior to the end of the Initial Term. Pursuant to the 2019 Employment Agreement, Mr. Thornberry will receive: (1) an annual base salary of $900,000 (which will be reviewed annually and may be increased, but not decreased, during the Term); (2) eligibility to earn an incentive award under the STI/MTI Plan (including any successor plan) in each fiscal year of the Term, with his target award for the STI/MTI Plan for 2020 (the “2020 STI Target”) equal to $1,500,000; and (3) eligibility to receive long-term equity incentive awards in each fiscal year of the Term under the Company’s LTI program in amounts and on terms established by independent directors of the Board, with his target LTI award for 2020 (the “2020 LTI Target”) set at $3,700,000. The 2019 Employment Agreement also provides that for each full fiscal year of the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI/MTI Plan and target LTI awards) will not be less than $6,100,000, with his STI target and LTI target for those years to be established by the independent directors of the Board in accordance with the Company’s process for setting executive compensation (for information on the Company’s process, see “—Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. Setting Compensation.”)

Pursuant to the 2019 Employment Agreement, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the 2019 Employment Agreement, if his employment is terminated without “Cause” or if he terminates employment for “Good Reason” (each as defined in the 2019 Employment Agreement) and he executes and does not revoke a written release of any claims against the Company:

(1)	two times his base salary;
(2)

an amount equal to two times the greater of (a) his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) the 2020 STI Target;

(3)

a prorated target incentive award under the STI/MTI Plan equal to a pro rata portion of the greater of (i) his target incentive award for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (ii) the 2020 STI Target (the “Pro Rata STI”), provided, however, that if the termination is a result of non-renewal of the agreement by the Company as of December 31, 2023, then Mr. Thornberry will receive the greater of the Pro Rata STI or the STI amount that he would have received based on performance for the 2023 fiscal year, as determined in accordance with the STI/MTI Plan;

(4)

reimbursement for the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of termination until the earlier of: (x) 18 months after the termination date; (y) the date on which Mr. Thornberry becomes eligible to elect medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (z) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to reimburse Mr. Thornberry for the COBRA premiums paid by him, minus the employee contribution rate for such coverage under the Company’s health plan as of the date of termination;

(5)

vesting of any outstanding equity grants, including restricted stock units, performance units and stock options, as if Mr. Thornberry had met the requirements for retirement under the applicable grant agreements;

(6)	vesting of any retirement benefits under the Company’s Benefit Restoration Plan; and

(7)	the Accrued Obligations (as defined in the 2019 Employment Agreement).

If the 2019 Employment Agreement is terminated pursuant to its terms on December 31, 2024, Mr. Thornberry will not receive or be entitled to the

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severance benefits described above. However, if Mr. Thornberry’s employment is terminated for any reason other than “Cause” or if he resigns for “Good Reason” on or after December 31, 2024, he will remain eligible to receive any unpaid incentive award under the STI/MTI Plan for the 2024 year, based on his performance for 2024 and payable at the time that STI awards are paid to other executive officers.

The 2019 Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the 2019 Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.

The compensation payable to Mr. Thornberry under the 2019 Employment Agreement is subject to the Company’s written policies, including the Code of Conduct (which includes the Company’s securities trading policy), Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the Board. The 2019 Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.

In connection with the 2017 Employment Agreement, Mr. Thornberry entered into a Restrictive Covenants Agreement, dated as of February 8, 2017, with the Company pursuant to which he has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.

Potential Payments upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO in connection with a particular termination event, and do not include amounts that the NEO (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event. The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on certain assumptions. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or establish an arrangement providing different or additional amounts, or altering the terms of the benefits described below, as the Committee, or for Mr. Thornberry, the independent directors, determines appropriate.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2019, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined in the applicable plan or agreement.

The Company’s compensation plans do not provide for the acceleration of any payments or the vesting of any equity LTI awards in the event of a change of control of the Company unless there is also a subsequent “Qualifying Termination” of employment. A Qualifying Termination occurs if a NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control.

Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. None of our NEOs were eligible for retirement as of December 31, 2019 and therefore no payments associated with retirement are presented in the tables that follow.

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CEO Payments and Benefits upon Termination or Change of Control

The following table describes the potential payments and benefits that Mr. Thornberry would be entitled to under the terms of the 2019 Employment Agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column had occurred on December 31, 2019. The terms of the 2019 Employment Agreement are discussed above. The footnotes to the table for Mr. Thornberry appear below the tables for our Other NEOs (as defined below).

Richard G. Thornberry

	Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	1,600,000	1,600,000	—
Bonus	4,500,000	4,500,000	—
STI (1):	3,000,000	3,000,000	3,000,000
Acceleration under Equity-Based Performance Plans:
Performance-based Stock Options (2)	—	—	—
Performance-based RSUs (3)	11,997,848	14,545,726	9,906,498
Time-based RSUs (4)	2,971,094	3,844,146	3,844,146
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	19,758	19,758	—
TOTAL (7)	24,088,700	27,509,630	16,750,644

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Messrs. Hall, Brummer, Hoffman and McMahon collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the Other NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the NEO for good reason, the NEO will be entitled to the following cash severance amounts:

(i)	150% of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices;

(ii)

150% of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI/ MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date; and

(iii)

A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the NEO was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

In order to receive any severance amounts under the severance agreement, the NEO must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the NEO or a tax gross-up. In addition, under the severance agreement, the NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers for the Restricted Period following termination of the NEO’s employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the NEO and his/her

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spouse and dependents under the Company’s health plan during the Restricted Period and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his severance agreement, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 31, 2019.

J. Franklin Hall

	Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	637,500	637,500	—
Bonus	1,062,500	1,062,500	—
STI (1):	850,000	850,000	850,000
Acceleration under Equity-Based Performance Plans:
Performance-based Stock Options (2)	83,720	83,720	83,720
Performance-based RSUs (3)	2,119,176	2,748,101	1,889,516
Time-based RSUs (4)	384,369	596,443	596,443
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	12,367	12,367	—
Outplacement Services (6)	20,000	20,000	—
TOTAL (7)	5,169,632	6,010,631	3,419,679

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Derek V. Brummer

	Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	712,500	712,500	—
Bonus	1,312,500	1,312,500	—
STI (1):	1,050,000	1,050,000	1,050,000
Acceleration under Equity-Based Performance Plans:
Performance-based Stock Options (2)	96,330	96,330	96,330
Performance-based RSUs (3)	2,500,451	3,283,783	2,241,001
Time-based RSUs (4)	459,623	709,109	709,109
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	13,153	13,153	—
Outplacement Services (6)	20,000	20,000	—
TOTAL (7)	6,164,557	7,197,375	4,096,440

Edward J. Hoffman

	Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	637,500	637,500	—
Bonus	1,062,500	1,062,500	—
STI (1):	850,000	850,000	850,000
Acceleration under Equity-Based Performance Plans:
Performance-based Stock Options (2)	83,720	83,720	83,720
Performance-based RSUs (3)	2,119,176	2,748,101	1,889,516
Time-based RSUs (4)	384,369	596,443	596,443
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	14,564	14,564	—
Outplacement Services (6)	20,000	20,000	—
TOTAL (7)	5,171,829	6,012,828	3,419,679

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Brien J. McMahon

	Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	637,500	637,500	—
Bonus	1,062,500	1,062,500	—
STI (1):	825,000	825,000	825,000
Acceleration under Equity-Based Performance Plans:
Performance-based Stock Options (2)	67,015	67,015	67,015
Performance-based RSUs (3)	1,865,362	2,532,782	1,698,803
Time-based RSUs (4)	354,932	542,047	542,047
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	15,954	15,954	—
Outplacement Services (6)	20,000	20,000	—
TOTAL (7)	4,848,263	5,702,798	3,132,865

The following footnotes relate to the preceding tables for both our CEO and our Other NEOs:

(1)

Under our STI/MTI Plan, if a NEO’s employment is terminated by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award, with the amount to be paid at the same time as amounts are paid to other participants. In addition, if a NEO’s employment terminates on account of death at any point during the performance period, the NEO’s estate, representatives, heirs or beneficiaries, as applicable, remain eligible to receive a pro rata portion of the NEO’s STI award, following the end of the applicable performance period. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or upon death or disability as of December 31, 2019 represent the STI award that was paid to each NEO for 2019 performance.

Our NEOs are not entitled to receive an STI award if: (i) the NEO’s employment is terminated for any reason other than death before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause; or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid. In 2018, the Company eliminated the MTI award and therefore NEOs did not receive any MTI payments in 2019.

For additional information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(2)

All performance-based stock options granted to our NEOs vest in full: (i) in connection with a Qualifying Termination associated with a change of control and (ii) upon the NEO’s death, disability or retirement. If a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, any unvested stock options would be prorated, and the prorated stock options would continue to remain outstanding and vest and become payable only upon the attainment of the performance goal set forth in such stock option agreement at the same time as the stock options of other optionees. The value of the stock options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2019 ($25.16), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2019 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2019.

(3)	Under our equity award agreements, performance-based equity awards would be treated as follows:

Change of Control. Vesting of performance-based RSUs granted to a NEO will be accelerated in connection with a Qualifying Termination associated with a change of control as follows: (i) with respect to RSUs granted to the

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NEOs in 2017, at target and (ii) with respect to RSUs granted to the NEOs in 2018 and 2019, at the estimated performance achievement for the full performance period, estimated based on performance as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the change of control occurs. Based on this, we have assumed in the tables that the 2018 and 2019 RSUs would vest at 200% and 130% of target, respectively.

Death/Disability. Vesting of performance-based RSUs granted to a NEO will be accelerated at target upon a NEO’s death or disability.

Retirement. In the event of a NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as those of other participants.

Termination without Cause/Resignation for Good Reason. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, the target number of performance-based RSUs would be prorated in accordance with the terms of the grant instrument and the prorated award would continue to remain outstanding and would vest and become payable only upon the attainment of the performance goals set forth in such RSU agreement at the same time as those of other participants. Notwithstanding the foregoing, with respect to RSUs granted to the NEOs in 2018 and 2019, if the NEO’s employment is terminated within six months of the grant date, the performance-based RSUs would be forfeited, and if terminated during the six months prior to the original vesting date, the performance-based RSUs will vest in full and not be prorated. Based on our performance through December 31, 2019, we have assumed in the tables that TSR RSUs and BV RSUs would vest at the maximum value.

The value of the performance-based RSUs included in the tables above represents the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2019 ($25.16).

(4)

Vesting of time-based RSUs granted to a NEO will be accelerated (i) in connection with a Qualifying Termination associated with a change of control and (ii) upon a NEO’s retirement, death or disability. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, vesting of the time-based RSUs will be accelerated as follows:

•	All time-based RSUs granted to a NEO in 2017 would vest.

•

With respect to time-based RSUs granted in 2018 and 2019, any unvested RSUs would vest as follows: (i) if the termination occurs up through and including the first anniversary of the grant date, one-third of the time-based RSUs will become vested and the remaining time-based RSUs will forfeited and (ii) if the termination occurs after the first anniversary of the grant date, all unvested time-based RSUs will vest.

The value of the time- based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2019 ($25.16).

(5)

Upon termination of the NEO’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above.

(6)

Under the agreements for the NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period (18 months for Mr. Thornberry and 12 months for the other NEOs) and (ii) outplacement services for the Other NEOs for up to 12 months after termination (up to $20,000) in the event the NEO is terminated other than for cause or such NEO terminates employment for good reason.

(7)

Under the applicable agreements with the NEOs, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such NEO with a greater net after-tax amount than would be the case if no reduction was made.

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In all cases, the actual payments to a NEO are subject to the terms and conditions of the actual agreements, plans, awards and programs described above.

Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Pay Ratio Disclosure

In this proxy statement, we have calculated the ratio of the annual total compensation of our CEO relative to the annual total compensation of our median employee (the “CEO Pay Ratio”), in accordance with certain procedures mandated by the SEC (the “Pay Ratio Rules”).

For purposes of calculating the CEO Pay Ratio for 2019, we used the same median employee identified for 2017 because we determined that there were no significant changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. To identify the median employee in 2017, we used direct cash compensation plus the grant date fair value of long-term equity awards granted in 2017 as our consistently applied compensation measure, as permitted by the Pay Ratio Rules. Cash compensation included base pay, annualized base pay for employees who began employment after the start of the fiscal year, overtime, sales commissions paid in 2017 and bonuses paid for 2017 performance. We applied the local currency to U.S. dollar exchange spot rate as of December 31, 2017, to determine the compensation paid to our non- US employee located in Hong Kong.

For 2019, total compensation for our median employee was calculated using the same methodology we used for our NEOs as set forth in the 2019 Summary Compensation Table above. Calculated on this basis, our median employee’s 2019 annual total compensation was $89,874.

Mr. Thornberry’s annual total compensation for 2019 as reflected in the Summary Compensation Table was $8,314,550. Based on the above, our CEO Pay Ratio for the year ended December 31, 2019 is 93:1. This compares to a CEO Pay Ratio in 2018 of 112:1. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio.

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OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $25,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter. These individuals will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Capital Management Committee Report” and “Corporate Governance and Board Matters—Audit Committee

Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2021 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2021 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 16, 2020. If the date of our 2021 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2021 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2021 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 12, 2021 but no earlier than January 13, 2021 (except that if the date of the 2021 annual meeting of stockholders is more than

30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2021 annual meeting or, if the first public announcement of the date of the 2021 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the

76 2020 Proxy Statement

Other Information

information that must be submitted to us before a stockholder may submit a proposal at the 2021 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

The procedures for stockholders to follow to nominate candidates for election to our Board are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2020 Annual Meeting.

Annual Report on Form 10-K

We filed the 2019 Annual Report on Form 10-K with the SEC on February 28, 2020. We will mail to you without charge, upon written request, a copy of the 2019 Annual Report on Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

The 2019 Annual Report on Form 10-K may also be accessed and printed directly from the investor relations section of our website at www.radian.biz. Our 2019 Annual Report to Stockholders, which includes the 2019 Annual Report on Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2019 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. This practice of sending only one copy of proxy materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of internet availability of proxy materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

2020 Proxy Statement 77

1(a) Herbert Wender1(b) Brad L. Conner1(c) Howard B. Culang1(e) Lisa W. Hess1(f) Lisa Mumford1(g) Gaetano Muzio1(i) Noel J. Spiegel1(j) Richard G. ThornberryFor Against Abstain For Against Abstain For Against Abstain1 U P X1(d) Debra Hess 1(h) Gregory V. SerioRADIAN GROUP INC.Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.037VIF++Proposals — The board of directors recommends a vote “FOR” Items 1, 2 and 3, which were all proposed by the Company.Item 2—Approval, by an advisory, non-binding vote, of the overallcompensation of the Company’s named executiveofficers.Item 3—Ratification of the appointment of Pricewaterhouse CoopersLLP as Radian’s independent registered public accountingfirm for the year ending December 31, 2020.Item 1—Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified, as follows:For Against AbstainNOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qAnnual Meeting Proxy CardFor Against AbstainWhen properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each ofthe nominees in Item 1, and “FOR” Items 2 and 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting orany adjournment(s) or postponement(s) thereof.000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE SACKPACK MMMMMMMMMMMMMMMMMMMMMMMM 4 5 6 6 5 3MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDC 1234567890 J N TC123456789MMMMMMMMMMMMMMMMMMM000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext1234 5678 9012 345You may vote online or by phone instead of mailing this card.If you would like to reduce the costs incurred by our company in mailingproxy materials, you can consent to receiving all future proxy statements,proxy cards and annual reports electronically via email or the Internet. Tosign up for electronic delivery, please follow the instructions above tovote using the Internet and, when prompted, indicate that you agree toreceive or access proxy materials electronically in future years.PhoneCall toll free 1-800-652-VOTE (8683) within the USA,US territories and Canada.Your vote matters – here’s how to vote!ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALOnlineGo to www.investorvote.com/RDN or scan the QR code — the 15-digit controlnumber required to log in is located in the shaded bar below.You may attend the Annual Meeting via the Internet and vote during the AnnualMeeting. Have the 15-digit control number that is printed in the shaded barbelow available, and follow the instructions on the reverse side. Vote

PROXY FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2020THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned(the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stockof Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of the Company(the “Annual Meeting”) to be held virtually via the internet at www.meetingcenter.io/235089104 on May 13, 2020 at 9:00 a.m. Eastern Daylight Time, and anypostponement(s) or adjournment(s) thereof.The undersigned acknowledges receipt of the Notice of 2020 Annual Meeting of Stockholders, the Proxy Statement and the 2019 Annual Report. All otherproxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.(Continued and to be marked, dated and signed, on the other side)Proxy — RADIAN GROUP INC.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qNon-Voting Items++Change of Address — Please print new address below.If you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via email or the Internet. To sign up for electronic delivery, please follow theinstructions above to vote using the Internet and, when prompted, indicate that you agreeto receive or access proxy materials electronically in future years.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSThe 2020 Annual Meeting of Stockholders of Radian Group Inc. will be held onMay 13, 2020 at 9:00 a.m. Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/235089104.To access the virtual meeting, you must have the 15-digit control number that is printed in the shaded barlocated on the reverse side of this form.The password for this meeting is — RDN2020.